   As filed with the Securities and Exchange Commission on September 24, 1999



                                                      Registration No. 333-77529

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                               Amendment No. 1 to


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           OXFORD HEALTH PLANS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         DELAWARE                                                   06-1118515
     (STATE OR OTHER JURISDICTION OF INCORPORATION OR                  (I.R.S. EMPLOYER IDENTIFICATION NO.)
                       ORGANIZATION)

                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854
                                 (203) 852-1442
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF THE
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------
                             JEFFERY H. BOYD, ESQ.

            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           OXFORD HEALTH PLANS, INC.
                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854
                                 (203) 852-1442
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------
                                    COPY TO:

                              DANIEL DUNSON, ESQ.
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                            ------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.


    If the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


    If any of the securities being registered on this form are to be offered this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           -------------------------
                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
           TITLE OF SHARES                     AMOUNT           PROPOSED MAXIMUM       PROPOSED MAXIMUM
                TO BE                          TO BE             OFFERING PRICE       AGGREGATE OFFERING          AMOUNT OF
              REGISTERED                     REGISTERED             PER UNIT                 PRICE           REGISTRATION FEE(1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock..........................         22,530,000(2)      $17.96875(3)        $404,835,937.50(3)         $112,544.39
Series D Cumulative Preferred Stock...           277,629.157        $525(4)            145,755,307.43(4)          40,519.98
Series E Cumulative Preferred Stock...           132,808.069       $1,000(4)            132,808,069(4)            36,920.64
Series A Warrants.....................            15,800,000           --                     --                     0(5)
Series B Warrants.....................             6,730,000           --                     --                     0(5)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1) Previously paid.



(2) In accordance with Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminable number of shares of common stock, $.01 par value, as may become issuable upon exercise of the Series A Warrants or the Series B Warrants to prevent dilution resulting from stock splits, stock dividends, and similar transactions in accordance with the terms of the Series A Warrants and the Series B Warrants.



(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average high and low price of Oxford Health Plans, Inc. common stock $.01 par value, on April 23, 1999, as reported on the Nasdaq National Market.



(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.



(5) Pursuant to Rule 457(g), no registration fee is required for the Series A Warrants and the Series B Warrants since the shares of Common Stock underlying such warrants are being registered hereby.

                           -------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

           SUBJECT TO COMPLETION, PROSPECTUS DATED SEPTEMBER --, 1999


                           [OXFORD HEALTH PLANS LOGO]

                       22,530,000 shares of Common Stock

           277,629.157 shares of Series D Cumulative Preferred Stock


           132,808.069 shares of Series E Cumulative Preferred Stock

                          15,800,000 Series A Warrants
                          6,730,000 Series B Warrants


The shares of preferred stock, the warrants and the shares of common stock issuable upon exercise of the warrants are being offered under this prospectus by certain selling securityholders. The securities that were exchanged for the preferred stock and the warrants originally were issued in a private placement in May 1998. The shares of preferred stock listed above include 14,022.606 additional shares of Series D preferred stock and 16,908.793 additional shares of Series E preferred stock that we expect to issue as payment on May 13, 2000 in respect of dividends accrued on existing shares.


We will not receive any of the proceeds from the sale of the preferred stock or the warrants by the selling securityholders. However, we will receive proceeds from any exercise of the warrants.


You should read this prospectus and the prospectus supplement, if any, relating to the specific issue of preferred stock, warrants and shares of common stock issuable upon exercise of the warrants carefully before you invest.



Our common stock is listed on the Nasdaq National Market under the symbol "OXHP." On September --, 1999, the last reported sale price of our common stock was $-- per share. We urge you to obtain a current sale price for our common stock before you buy any of the securities offered under this prospectus.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER -- , 1999

                               TABLE OF CONTENTS


Summary..........................   1
Ratio of Earnings to Combined
  Fixed Charges and Preference
  Dividends......................   8
Business.........................   9
Description of the Offered
  Preferred Stock................   9
Description of the Warrants......  23
Registration Rights Agreement....  26
Use of Proceeds..................  27
Material United States Federal
  Income Tax Consequences........  28
Selling Securityholders..........  41
Plan of Distribution.............  47
Validity of Securities...........  48
Experts..........................  48
Where You Can Find More
  Information....................  49
Forward-looking Statements.......  50

                      REFERENCES TO ADDITIONAL INFORMATION


     This prospectus incorporates important business and financial information about us from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this prospectus, other than certain exhibits to those documents, by requesting them in writing or by telephone from us at the following address:


     Oxford Health Plans, Inc.
     800 Connecticut Avenue
     Norwalk, Connecticut 06854
     Attention: Investor Relations
     Telephone: (203) 852-1442


     YOU WILL NOT BE CHARGED FOR ANY OF THE DOCUMENTS THAT YOU REQUEST.



     See "Where You Can Find More Information" on page 49.

                                    SUMMARY


     This brief summary highlights selected information from this prospectus and documents we have incorporated in this prospectus by reference. It does not contain all of the information that is important to you. We urge you to read carefully the entire prospectus, the documents incorporated in this prospectus by reference and the other documents to which this prospectus refers, including our consolidated financial statements and the notes to those financial statements which are incorporated in this prospectus by reference.


                           OXFORD HEALTH PLANS, INC.


     Oxford Health Plans, Inc. was incorporated under the laws of the State of Delaware on September 17, 1984. We are a health care company currently providing health care benefit plans primarily in New York, New Jersey and Connecticut. Our product line includes:



     - traditional health maintenance organizations which require the member to choose a health care provider from the network of providers under contract with us;



     - health care benefit plans for Medicare beneficiaries;



     - health care benefit plans, known as point-of-service plans, which provide the member with the option of using a provider who is under contract with us or one who is not under contract with us;



     - health care benefit plans, known as preferred provider organizations, which permit the member to choose any health care provider;



     - health care benefit plans for individuals; and



     - administrative services for groups that provide their own health care insurance, known as self-funded plans.



     We offer our products primarily through our health maintenance organization subsidiaries, Oxford Health Plans (NY), Inc., Oxford Health Plans (NJ), Inc. and Oxford Health Plans (CT), Inc., and through Oxford Health Insurance, Inc., our health insurance subsidiary.


     Our principal executive offices are located at 800 Connecticut Avenue, Norwalk, Connecticut 06854, and our main telephone number is (203) 852-1442.

                            SECURITIES BEING OFFERED

     This prospectus covers the offer and sale of the following:


     - 277,629.157 shares of Series D Cumulative Preferred Stock, which we refer to as the "Series D preferred stock," and 132,808.069 shares of Series E Cumulative Preferred Stock, which we refer to as the "Series E preferred stock." We sometimes refer to the Series D preferred stock and the Series E preferred stock together as the "offered preferred stock." The terms of the Series D preferred stock and the Series E preferred stock are substantially similar except for their dividend rates and their use as consideration for exercise of the warrants.


     - 15,800,000 Series A Warrants, which we refer to as the "Series A warrants," and 6,730,000 Series B Warrants, which we refer to as the "Series B warrants." We sometimes refer to the Series A warrants and the Series B warrants together as the "warrants."

     - 22,530,000 shares of common stock, $.01 par value per share, issuable upon exercise of the Series A warrants and the Series B warrants.

     We issued the warrants and the securities that were exchanged for the offered preferred stock in May 1998 to the selling securityholders named on pages 44 and 46 in a private placement. We made this private placement under an investment agreement, dated as of February 23, 1998, between Oxford and TPG Partners II, L.P., one of the selling securityholders. We have filed the investment agreement as an exhibit to the registration statement of which this prospectus is a part.


TERMS OF THE OFFERED PREFERRED STOCK

Stated Value....................    The stated value of each share of offered
                                    preferred stock is $1,000.


Mandatory Redemption............    We must redeem all outstanding shares of
                                    Series D preferred stock and Series E
                                    preferred stock on May 13, 2008, at a
                                    redemption price for each share equal to all unpaid dividends accumulated to the date of payment of the redemption price, plus the stated value of the share, which is $1,000.


Series D Dividends..............    Holders of the Series D preferred stock are
                                    entitled to receive dividends in the
                                    following amounts and form:

                                    BEFORE MAY 13, 2000:

                                         - shares of Series D preferred stock
                                           accumulate dividends at a rate of
                                           5.319521% per year;


                                         - we may choose to make payments of
                                           dividends in cash or by the issuance
                                           of additional shares of Series D
                                           preferred stock; and



                                         - an annual dividend payment in the
                                           form of Series D preferred stock was
                                           made on May 13, 1999.


                                    ON OR AFTER MAY 13, 2000:

                                         - shares of Series D preferred stock
                                           accumulate dividends at a rate of
                                           5.129810% per year;


                                         - we are required to make an annual
                                           dividend payment on May 13, 2000,
                                           and, after that date, we are required
                                           to pay dividends in equal quarterly
                                           installments on the last day of
                                           March, June, September and December
                                           of each year commencing June 2000;
                                           and



                                         - on May 13, 2000, we may choose to
                                           make payments of dividends in cash or
                                           by the issuance of additional shares
                                           of Series D preferred stock; after
                                           May 13, 2000, we are required to make
                                           payments of dividends in cash.

Series E Dividends..............    Holders of the Series E preferred stock are
                                    entitled to receive dividends in the
                                    following amounts and form:

                                    BEFORE MAY 13, 2000:

                                         - shares of Series E preferred stock
                                           accumulate dividends at a rate of
                                           14.589214% per year;


                                         - we may choose to make payments of
                                           dividends in cash or by the issuance
                                           of additional shares of Series E
                                           preferred stock; and



                                         - an annual dividend payment in the
                                           form of Series E preferred stock was
                                           made on May 13, 1999.


                                    ON OR AFTER MAY 13, 2000:

                                         - shares of Series E preferred stock
                                           accumulate dividends at a rate of 14%
                                           per year;


                                         - we are required to make an annual
                                           dividend payment on May 13, 2000,
                                           and, after that date, we are required
                                           to pay dividends in equal quarterly
                                           installments on the last day of
                                           March, June, September and December
                                           of each year commencing June 2000;
                                           and



                                         - on May 13, 2000, we may choose to
                                           make payments of dividends in cash or
                                           by the issuance of additional shares
                                           of Series E preferred stock; after
                                           May 13, 2000, we are required to make
                                           payments of dividends in cash.



Ranking.........................    With respect to the right to receive
                                    dividends and payments upon the liquidation, dissolution or winding up of Oxford, the offered preferred stock ranks:



                                         - senior to our common stock and,
                                           except as specified below, any other
                                           class or series of capital stock that
                                           we issue in the future;



                                         - equally with each other class or
                                           series of preferred stock which
                                           provides that it ranks equally with
                                           the offered preferred stock; and


                                         - junior to each other class of
                                           preferred stock which provides that
                                           it ranks senior to the offered
                                           preferred stock.

                                    Currently, there are no classes of preferred stock issued or outstanding that rank senior to the Series D preferred stock or the Series E preferred stock. The Series D preferred stock and the

                                    Series E preferred stock have the same
                                    ranking, and there are currently no other classes of preferred stock that have the same ranking as the Series D preferred stock and Series E preferred stock. The holders of each series of offered preferred stock must consent for Oxford to be able to create a class of preferred stock that ranks the same or that ranks senior to that class of offered preferred stock.



Liquidation Preference..........    Upon liquidation, dissolution or winding up
                                    of Oxford, each holder of shares of offered preferred stock is entitled to receive the following amount before we make any payment on securities that rank junior to the offered preferred stock:



                                         - dividends, if any, accumulated or
                                           deemed to have accumulated on each
                                           share of offered preferred stock held
                                           by the holder to the date we make
                                           liquidation distributions, whether or
                                           not declared, and



                                         - the stated value of each share of
                                           offered preferred stock held by the
                                           holder, which is $1,000.



                                    If the assets or proceeds from a
                                    liquidation, dissolution or winding up of Oxford are insufficient to make these payments, then we will distribute the assets and proceeds ratably among holders of offered preferred stock and any securities that have the same ranking as the offered preferred stock.


Optional Redemption.............    We have the right to redeem all outstanding
                                    shares of a series of offered preferred
                                    stock on or after May 13, 2003, at a
                                    redemption price for each share of that
                                    series equal to all unpaid dividends
                                    accumulated to the date of payment of the redemption price, plus the stated value of the share, which is $1,000.

Change of Control Redemption....    If a "change of control" occurs with respect
                                    to Oxford, holders of offered preferred
                                    stock may require us to redeem any or all of the shares of offered preferred stock they hold, at a redemption price for each share equal to all unpaid dividends accumulated to the date of payment of the redemption price, plus the stated value of the share, which is $1,000.

                                    Generally, a change of control may occur upon events such as:

                                         - a merger or consolidation of Oxford;

                                         - acquisition of majority control of
                                           Oxford by a person;

                                         - a sale, lease or other transfer of
                                           substantially all of our assets;


                                         - a substantial change in our board of
                                           directors; or


                                         - adoption of a plan of liquidation or
                                           dissolution.


                                    For a more complete definition of a "change of control," please see the section of this prospectus entitled "Description of Offered Preferred Stock -- Change of Control Redemption" on page 14.


Exchange........................    We have the right to exchange a series of
                                    offered preferred stock on any dividend
                                    payment date for junior subordinated
                                    debentures issued pursuant to an indenture.
                                    We may effect an exchange only if:


                                         - we have paid or set aside for payment
                                           full cumulative dividends on all
                                           outstanding shares of the series of
                                           offered preferred stock to be
                                           exchanged;


                                         - we have amended our certificate of
                                           incorporation to give holders of the
                                           debentures the same power to vote
                                           that they had as holders of offered
                                           preferred stock; and


                                         - the exchange could not result in any
                                           materially adverse tax consequences
                                           to TPG Partners II, one of the
                                           selling securityholders, or any of
                                           its affiliates.


                                    The indenture that will govern the junior subordinated debentures will have terms comparable to the terms of the series of offered preferred stock that is exchanged, including an interest rate that is the same as the dividend rate on the series of offered preferred stock that is exchanged.


Limited Voting Rights...........    Holders of offered preferred stock, other
                                    than TPG Partners II, one of the selling securityholders, and its affiliates, generally will not have the right to vote, unless:



                                         - dividends are in arrears and we have
                                           not paid dividends in full on May 13,
                                           2000;


                                         - dividends are in arrears and we have
                                           not paid dividends in full for four
                                           consecutive quarters; or

                                         - we fail to redeem shares of offered
                                           preferred stock when required to do
                                           so.


                                    Generally, if any of the above events occur, then the number of directors on our board of directors automatically will be increased by two, and the holders of a majority of the outstanding shares of offered preferred stock will have the right to vote, voting together as a single class, to elect the two new directors. However, there are limitations on this right, which are described in the section of this prospectus entitled "Description of Offered Preferred
                                    Stock -- Voting Rights" on page 20.



                                    We cannot take certain actions without the consent of holders of a majority of shares of each series of offered preferred stock, including the creation of any class of capital stock with a ranking equal to or senior to the offered preferred stock or that is redeemable on or before May 13, 2008.



     For detailed information regarding the offered preferred stock, you should refer to the section of this prospectus entitled "Description of the Offered Preferred Stock" beginning on page 9.


TERMS OF THE WARRANTS


Exercise........................    Each Series A warrant and Series B warrant
                                    entitles the holder to purchase one share of our common stock, par value $.01 per share, at an exercise price of $17.75 per share at any time until the expiration date.



Expiration Date.................    The expiration date for the Series A
                                    warrants is the earlier of May 13, 2008 and the date of redemption of all of the Series
                                    D preferred stock.



                                    The expiration date for the Series B
                                    warrants is the earlier of May 13, 2008 and the date of redemption of all of the Series E preferred stock.



Adjustments.....................    The warrants provide for adjustments to the
                                    exercise price and the number of shares of common stock that may be purchased upon exercise to protect against dilution. The warrants also provide for adjustments to the exercise price and number of shares that may be purchased upon exercise in the event of a merger, consolidation, recapitalization or other transaction that results in the conversion of our common stock into the right to receive other securities, property or cash.


Warrant Agent...................    ChaseMellon Shareholder Services, L.L.C.


     For detailed information regarding the warrants, you should refer to the section of this prospectus entitled "Description of the Warrants" beginning on page 24.

OTHER



Use of Proceeds.................    We will not receive any proceeds from the
                                    sale of the offered preferred stock or
                                    warrants covered by this prospectus; the selling securityholders will receive all proceeds. However, we will receive proceeds from any exercise of the warrants and we intend to use those proceeds for future capital contributions to our regulated subsidiaries, as necessary, for repayment of debt, and for general corporate purposes, or as otherwise described in a prospectus supplement.



Shelf Registration Statement....    Under the registration rights agreement,
                                    dated as of February 23, 1998, between us and TPG Partners II, one of the selling securityholders, we have agreed to use our reasonable best efforts to keep effective a shelf registration statement under which the offered preferred stock, the warrants and the common stock issuable upon exercise of the warrants, which together we sometimes refer to as "registrable securities," may be sold. Generally, we are required to keep the shelf registration statement effective until:

                                         - 10 years after the date it is first
                                           declared effective; or

                                         - if earlier, the date that all
                                           registrable securities have been sold
                                           under the shelf registration
                                           statement or the date on which TPG
                                           Partners II and its assigns are no
                                           longer entitled to appoint directors
                                           to our board of directors under the
                                           investment agreement and are
                                           permitted to sell their registrable
                                           securities without registration under
                                           Rule 144(k) under the Securities Act.



                                    Generally, we intend the shelf registration statement to permit the selling securityholders named in this document and a limited group of their transferees to resell the registrable securities from time to time. Purchasers of the registrable securities offered by means of this prospectus will not have any rights under the registration rights agreement, although once sold under this registration statement the registrable securities should be freely tradeable except by purchasers who are our "affiliates" or are "underwriters" of the registrable securities for purposes of the Securities Act. We have filed the registration statement of which this prospectus is a part with the Securities and Exchange Commission in order to meet our obligations under the registration rights agreement.


Trading.........................    Our common stock currently trades on the
                                    Nasdaq National Market under the symbol
                                    "OXHP."

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                              PREFERENCE DIVIDENDS


     The ratio of earnings to combined fixed charges and preference dividends for each of the periods indicated is as follows:



                                       SIX MONTHS
                                         ENDED
                                        JUNE 30,         YEAR ENDED DECEMBER 31,
                                      ------------   --------------------------------
                                      1999    1998   1998   1997   1996   1995   1994
                                      ----    ----   ----   ----   ----   ----   ----
Ratio of Earnings to Combined Fixed
  Charges and Preference
  Dividends.........................   *        *      *      *    25.6   19.3   17.6
                                      ====    ====   ====   ====   ====   ====   ====


-------------------------

* Earnings were insufficient to cover fixed charges and preference dividends by $642.9 million for the year 1998, $431.6 million for the year 1997, $1.3 million for the six months ended June 30, 1999 and $577.1 million for the six months ended June 30, 1998.



     For purposes of computing these ratios, we increased our combined earnings before income taxes, as reported in our most recent annual report on Form 10-K/A No. 2, as amended by our Form 10-K/A No. 3, and in our quarterly report on Form 10-Q for the quarter ended June 30, 1999, by the amount of our fixed charges. We then divided the amount of earnings by the amount of fixed charges and preference dividends, resulting in the ratio of earnings to combined fixed charges and preference dividends. Fixed charges represent interest expense plus the estimated interest factor in rental expense. We have not capitalized interest in any period.



     See "Where You Can Find Information" on page 49 for a description of how to obtain these documents.

                                    BUSINESS


     We provide health care benefit plans through our HMO and insurance subsidiaries primarily in New York, New Jersey and Connecticut. Our product line includes:



     - traditional health maintenance organizations which require the member to choose a health care provider from the network of providers under contract with us;



     - health care benefit plans for Medicare beneficiaries;



     - health care benefit plans, known as point-of-service plans, which provide the member with the option of using a provider who is under contract with us or one who is not under contract with us;



     - health care benefit plans, known as preferred provider organizations, which permit the member to choose any health care provider;



     - health care benefit plans for individuals; and



     - administrative services for groups that provide their own health care insurance, known as self-funded plans.



     We distribute our products through several different internal channels, including direct sales representatives, business representatives, inbound telemarketing representatives and executive account representatives, as well as through external insurance agents, brokers and consultants.



     As of the date of this prospectus, we had a network of more than 50,000 providers under contract with us. The majority of the primary care physicians, specialists and hospitals in our network have contracted directly with us. We also have contracts with groups of providers such as physician hospital organizations, individual practice associations and other physician groups. We have entered into risk transfer agreements for the provision of health benefits to some of our Medicare beneficiaries as well as for pharmacy benefits management and laboratory and radiology services.



     For a fuller description of our business, including the risks involved in our business, refer to our most recently filed annual report on Form 10-K/A No. 2, as amended by our Form 10-K/A No. 3, which is incorporated into this prospectus by reference.



                   DESCRIPTION OF THE OFFERED PREFERRED STOCK



     The following summarizes certain terms and provisions of the Series D preferred stock and the Series E preferred stock. This summary is not complete and is subject to, and qualified in its entirety by reference to, applicable Delaware law and to the provisions of our certificate of incorporation, by-laws and the certificates of designations, designating the Series D preferred stock and the Series E preferred stock. These documents are filed as exhibits to the registration statement of which this prospectus is a part.


AUTHORITY TO ISSUE PREFERRED STOCK


     Our certificate of incorporation authorizes our board of directors to issue, without the approval of the stockholders, up to 2,000,000 shares of preferred stock, $.01 par value. As of the date of this prospectus, we had designated 300,000 shares of Series D preferred stock and had issued 263,606.551 shares of Series D preferred stock and had designated 300,000 shares of Series E preferred stock and had issued 115,899.276 shares of Series E preferred stock. We expect to issue an additional 14,022.606 shares of Series D preferred stock and 16,908.793 shares of Series E preferred stock as dividends on the existing shares of the offered preferred stock through May 13, 2000.



     Before issuing a series of preferred stock, our board of directors has the right to designate, for that series of preferred stock:


     - the serial designations;

     - dividend rates;

     - the offering price or prices;

     - provisions for redemption or purchase;

     - provisions for conversion;

     - voting rights;

     - special or relative rights in the event of a liquidation, distribution or sale of assets or dissolution or winding up;

     - provisions for a sinking fund; and

     - any other rights, obligations or provisions which may be so determined to the fullest extent permitted by Delaware law.


     As described below, our board of directors cannot create any class of capital stock with a ranking equal or senior to the offered preferred stock or that is redeemable on or before May 13, 2008, without the consent of holders of a majority of the shares of each series of the offered preferred stock.


GENERAL

     The stated value of the offered preferred stock is $1,000 per share. The offered preferred stock does not provide holders with preemptive rights. The terms of the Series D preferred stock and Series E preferred stock are substantially similar except for their dividend rates and as noted specifically below.


     Under the investment agreement, the selling securityholders named in this prospectus purchased 245,000 shares of our Series A Cumulative Preferred Stock, which we refer to as the "Series A preferred stock," 105,000 shares of our Series B Cumulative Preferred Stock, which we refer to as the "Series B preferred stock," Series A Warrants to purchase 15,800,000 shares of our common stock, par value $.01 per share, and Series B Warrants to purchase 6,730,000 shares of our common stock for a total purchase price of $350 million. On February 13, 1999, we entered into a share exchange agreement with the selling securityholders to redistribute the total amount of dividends payable among the shares of Series A preferred stock and Series B preferred stock. Under the share exchange agreement, the 245,000 shares of Series A preferred stock were exchanged for 260,146.909 shares of Series D preferred stock, and the 105,000 shares of Series B preferred stock were exchanged for 111,820.831 shares of Series E preferred stock. The additional amounts of Series D preferred stock and Series E preferred stock issued in the exchange are attributable to dividends accrued on the Series A preferred stock and the Series B preferred stock, respectively, through February 13, 1999. As a result of the exchange, the selling securityholders hold only Series D preferred stock and Series E preferred stock and, following the exchange, all shares of the Series A preferred stock and Series B preferred stock were canceled. The terms of the Series D preferred stock are substantially similar to the terms of the Series A preferred stock and the terms of the Series E preferred stock are substantially similar to the terms of the Series B preferred stock, except, in each case, with respect to applicable dividend rates and their use as consideration for exercise of the warrants. The exchange was effected primarily to facilitate the potential sale of the offered preferred stock by the selling securityholders.



     We conduct our operations primarily through subsidiaries. Therefore, our ability to make required dividend payments depends in part on the earnings of our subsidiaries and on our ability to receive funds from our subsidiaries through dividends or other payments. Because payments due on the offered preferred stock are obligations of Oxford alone, our subsidiaries are not obligated to pay any amount due under the offered preferred stock or to make funds available for dividends on the offered preferred stock in the form of dividends or advances to us. In addition, various insurance and health regulations applicable to our subsidiaries restrict their ability to pay dividends to us. If we incur operating losses, we may be required to make additional capital contributions to our subsidiaries in order to comply with statutory capital requirements and payment of dividends by those subsidiaries would likely not be permitted.



     In addition, the offered preferred stock effectively is subordinated to all outstanding indebtedness and other liabilities and commitments, including accounts payable and other accrued liabilities, of our subsidiaries. Any right we have to receive assets of one of our subsidiaries upon its liquidation or reorganization, and the resulting right of holders of the offered preferred stock to participate in those assets, effectively will be subordinated to the claims of that subsidiary's creditors, except to the extent we are recognized as a creditor of that subsidiary. If we are recognized as a creditor of that subsidiary our claims would still be subordinated to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary that is senior to indebtedness held by us.


     ChaseMellon Shareholder Services, L.L.C. will be the transfer agent, dividend disbursing agent and registrar for the offered preferred stock unless otherwise specified in a prospectus supplement.

RANKING

     With respect to the right to receive dividends and payments upon the liquidation, dissolution or winding up of Oxford, the offered preferred stock ranks:


     - senior to our common stock and, except as specified below, any other class or series of our capital stock we issue in the future;



     - equally with each other class or series of preferred stock which by its terms provides that it ranks equally with the offered preferred stock; and



     - junior to each other class of preferred stock which by its terms provides that it ranks senior to the offered preferred stock.



     Currently, there are no classes of preferred stock issued or outstanding that rank senior to the Series D preferred stock or the Series E preferred stock. The Series D preferred stock and the Series E preferred stock have the same ranking, and there are currently no other classes of preferred stock that have the same ranking as the Series D preferred stock and Series E preferred stock. The consent of holders of each series of offered preferred stock is required for Oxford to be able to create a class of preferred stock that has the same ranking or that is senior to that class of offered preferred stock.

MANDATORY REDEMPTION



     On May 13, 2008, we are required to redeem all outstanding shares of the offered preferred stock. For a description of the redemption price and redemption procedures, see "-- Redemption Price and Procedures" below.


DIVIDENDS


     We are required to pay dividends to holders of Series D preferred stock and Series E preferred stock in the following amounts and manners:



                          SERIES D PREFERRED STOCK   SERIES E PREFERRED STOCK
                          -------------------------  -------------------------
BEFORE MAY 13, 2000:
Dividend Rate             Shares of Series D         Shares of Series E
                          preferred stock            preferred stock
                          accumulate dividends at a  accumulate dividends at a
                          rate of 5.319521% per      rate of 14.589214% per
                          year.                      year.

Form of Payment           We may choose to make      We may choose to make
                          payments of dividends in   payments of dividends in
                          cash or by the issuance    cash or by the issuance
                          of additional shares of    of additional shares of
                          Series D preferred stock.  Series E preferred stock.
ON OR AFTER MAY 13, 2000:
Dividend Rate             Shares of Series D         Shares of Series E
                          preferred stock            preferred stock
                          accumulate dividends at a  accumulate dividends at a
                          rate of 5.129810% per      rate of 14% per year.
                          year.

Dividend Payment Dates    We are required to make    We are required to make
                          an annual dividend         an annual dividend
                          payment on May 13, 2000,   payment on May 13, 2000,
                          and, after that date, we   and, after that date, we
                          are required to pay        are required to pay
                          dividends in equal         dividends in equal
                          quarterly installments on  quarterly installments on
                          the last day of March,     the last day of March,
                          June, September and        June, September and
                          December of each year,     December of each year,
                          commencing in June 2000.   commencing in June 2000.

Form of Payment           On May 13, 2000, we may    On May 13, 2000, we may
                          choose to make payments    choose to make payments
                          of dividends in cash or    of dividends in cash or
                          by the issuance of         by the issuance of
                          additional shares of       additional shares of
                          Series D preferred stock;  Series E preferred stock;
                          after May 13, 2000, we     after May 13, 2000, we
                          are required to make       are required to make
                          payments of dividends in   payments of dividends in
                          cash.                      cash.


     If any date specified as a dividend payment date is not a business day, we will pay the dividends due on the next business day, without interest. We will pay dividends to holders of record as they appear on our stock record books 15 days prior to the relevant dividend payment date. We will pay dividends only when, as and if declared by our board of directors, out of funds at the time legally available for the payment of dividends.

On May 13, 1999, we issued:



(a) a dividend in the amount of $13.29880250 per share of Series D preferred stock in the form of 3,459.64236379 shares of Series D preferred stock to the holders of record as of April 28, 1999; and



(b) a dividend in the amount of $36.47303500 per share of Series E preferred stock in the form of 4,078.44508277 shares of Series E preferred stock to the holders of record as of April 28, 1999.



     These payments reflected dividends accumulated from February 13, 1999, the date the offered preferred stock was issued in exchange for the Series A preferred stock and the Series B preferred stock. Dividends that accumulated on the Series A preferred stock and Series B preferred stock from May 13, 1998 through February 13, 1999, were satisfied by the issuance of additional shares of Series D preferred stock and Series E preferred stock in the exchange. We have paid all accrued dividends required to be paid on the offered preferred stock to the date of this prospectus.


  ACCUMULATION OF DIVIDENDS


     Dividends began to accumulate on outstanding shares of the offered preferred stock from the date of issuance, and accumulate day-to-day, whether or not earned or declared, until the dividends are paid. Dividends accumulate on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period for which payable. Dividends payable at more than one annual rate for any dividend period or partial dividend period will be pro rated based on the number of days in the dividend period or partial dividend period, and the actual number of days elapsed for which dividends are payable, at the applicable annual rate.


  ADDITIONAL DIVIDENDS


     Whenever we do not pay in full any dividend that has accumulated through any dividend payment date, or whenever we do not pay in full any redemption payment on any payment date set for a redemption, additional dividends will accumulate on the amount of the unpaid dividends or the unpaid redemption payment. An unpaid amount is referred to as an "arrearage." Additional dividends accumulate on an arrearage at the annual dividend rate then in effect or such lesser rate as may be the maximum rate that is then permitted by applicable law. Additional dividends in respect of any arrearage:



     - will accumulate day-to-day, whether or not earned or declared, until the arrearage is paid; and


     - will be calculated as of each successive dividend payment date and will constitute an additional arrearage from and after any dividend payment date to the extent not paid on that dividend payment date.


     We may declare and pay additional dividends in respect of any arrearage at any time, in whole or in part, without reference to any regular dividend payment date, to registered holders as they appear on our stock record books on the record date fixed by our board of directors. The record date must be at least 10 days before the corresponding payment date. Repayment of any arrearage must be made in cash.


     METHOD OF PAYMENT


     If we pay less than the total amount of accumulated dividends payable on all outstanding shares of a series of offered preferred stock, then we will allocate dividends pro rata on a share-by-share basis among all outstanding shares of that series. Once dividends are payable in cash, dividends that we declare and pay in an amount less than the full amount of dividends accumulated on a series of the offered preferred stock and on any arrearage will be applied first to the earliest dividend that has not yet been paid. We will make all cash payments of dividends on the offered preferred stock in United States dollars.


LIQUIDATION PREFERENCES


     In the event of any voluntary or involuntary liquidation, dissolution or winding up of Oxford, a holder of offered preferred stock will be entitled to receive out of the assets of Oxford, before we make any payment or distribute any assets to the holders of any securities that rank junior to the offered preferred stock, an amount per share equal to the sum of:



     (1) the dividends, if any, accumulated on the offered preferred stock to the date we make liquidation distributions, whether or not dividends have been declared; and


     (2) the stated value of the offered preferred stock, which is $1,000.


     If these assets or proceeds are insufficient to satisfy all claims with the same priority of payment as the offered preferred stock, then we will distribute the available assets and proceeds ratably among the holders of the offered preferred stock and any securities that have the same priority of payment as the offered preferred stock. After we pay holders the full amount of the liquidation preference to which they are entitled, they will not be entitled to participate in any further distribution of our assets. Neither a consolidation nor merger of Oxford nor a sale, conveyance, lease, exchange or transfer of all or part of Oxford's assets will be a liquidation, dissolution or winding up of Oxford.



OPTIONAL REDEMPTION



     On and after May 13, 2003, we have the right to redeem all the outstanding shares of a series of the offered preferred stock, in whole but not in part in accordance with the procedures described below.



CHANGE OF CONTROL REDEMPTION



     If a "change of control" occurs, then holders of offered preferred stock may require us to redeem any or all of their shares of offered preferred stock.


       A "change of control" means the time that any of the following occurs:

       (1) any person or group other than TPG Partners II, its affiliates, Oxford or any of our subsidiaries, or any group comprised of those persons, becomes, directly or indirectly, the beneficial owner, by way of merger, consolidation or otherwise, of a majority of the then-outstanding securities of Oxford entitled to vote in an election of directors. This determination will be made after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of Oxford convertible into or exercisable for securities of Oxford entitled to vote in an election of directors, whether or not the securities are then convertible or exercisable; or

       (2) the sale, lease, transfer or other disposition of all or substantially all of the assets of Oxford and our subsidiaries to any person or group;

       (3) during any period of two consecutive calender years, the following individuals cease to constitute a majority of our directors then in office:

            (a) directors who constituted our board of directors at the beginning of the two-year period; together with


            (b) new directors whose election by our board of directors or whose nomination by stockholders was approved by at least a majority of the directors then still in office, which approving directors were directors:



              - at the beginning of the two-year period; or



              - whose election or nomination was previously approved by our board of directors; or


              - who were approved under the provisions of the investment agreement or the applicable certificate of designations;


       (4) Oxford consolidates or merges with or into another person, or any person consolidates or merges with or into Oxford, and immediately after the consolidation or merger, the persons who owned the outstanding voting securities of Oxford immediately before the consolidation or merger do not own, by reason of their prior ownership, a majority of the outstanding voting securities of Oxford or the surviving corporation; or


       (5) the adoption of a plan relating to the liquidation or dissolution of Oxford.

     The procedures for redemption are described below.


REDEMPTION PRICE AND PROCEDURES


     REDEMPTION PRICE


     We will pay the redemption price of the offered preferred stock to be redeemed in cash out of funds legally available for the payment of the redemption price. The redemption price will be an amount per share equal to the sum of:



     (1) the amount, if any, of all unpaid dividends accumulated on the offered preferred stock to be redeemed to the date of actual payment of the redemption price, whether or not these dividends have been declared; and


     (2) the stated value of the offered preferred stock to be redeemed, which is $1,000.

     OPTIONAL REDEMPTION AND MANDATORY REDEMPTION PROCEDURES


     If we redeem shares of offered preferred stock, we are required to send notice of the redemption, including the redemption date, to the holders of record of the offered preferred stock to be redeemed by first class mail, postage prepaid, at each holder's address as it appears on our stock record books. We are required to send the notice not more than 120 nor fewer than 90 days before the date fixed for redemption. If we irrevocably deposit funds sufficient to pay the aggregate redemption price for the preferred stock to be redeemed, as described below under "-- Deposit of Funds," at the same time or prior to the delivery of a notice of redemption, then we are required to send the notice of redemption not more than 120 days nor fewer than 30 days before the fixed redemption date. However, TPG Partners II or any of its affiliates has the option to request us to delay the fixed redemption date for a period of no more than 30 days, if:

     - the notice of redemption is delivered less than 60 days before the redemption date; and


     - TPG Partners II or any of its affiliates has used its reasonable best efforts to complete a sale of some or all of its shares of the series of offered preferred stock to be redeemed prior to the stated redemption date but has not completed the sale.



We are required to notify the holders of the offered preferred stock to be redeemed about this delay within five days of receiving the request from TPG Partners II or its affiliates. We will not delay the redemption date in this manner more than once.


     Our board of directors may fix a record date to determine the holders of offered preferred stock to be redeemed. This record date will not be more than 30 days before the date that we mail the notice of redemption. On or after the redemption date, each holder of the shares called for redemption will be required to surrender the certificate evidencing shares to us at the place designated in the notice, and will be entitled to receive payment of the redemption price when they surrender their certificate. No dividends will accumulate after the redemption date, and after that date all rights of the holders of offered preferred stock that is redeemed will cease and terminate, except to the extent we default in payment on the redemption date.


As long as TPG Partners II or its affiliates hold any shares of a series of the offered preferred stock, we may not deliver a notice of redemption with respect to that series unless:



     - the offered preferred stock is rated Baa or better by Moody's Investors Service, or BBB or better by Standard & Poor's Ratings Group or, if the offered preferred stock is not rated by Moody's and Standard & Poor's, our unsecured debt is rated Baa or better by Moody's or BBB or better by Standard & Poor's; or



     - we have sufficient funds reasonably available under committed lines of credit or other similar sources of financing established with financially sound financing providers to pay, on the redemption date, the aggregate redemption price and have reserved funds or availability for payment of the total redemption price.



We may deliver a notice of redemption without complying with these two conditions if we irrevocably deposit funds sufficient to pay the total redemption price for the offered preferred stock to be redeemed, as described below under "-- Deposit of Funds," before or at the same time we deliver the notice of redemption.



     Prior to any redemption date, other than in a mandatory redemption, we will take all measures reasonably requested by TPG Partners II or its affiliates to facilitate their sale or other disposition of the offered preferred stock to be redeemed before the redemption date, including:


     - participation in due diligence sessions and provision of information about our management, business and financial condition;

     - preparation of offering memoranda, private placement memoranda and other similar documents; and


     - preparation and delivery of other certificates or documents that TPG Partners II or any of its affiliates reasonably requests.

  CHANGE OF CONTROL REDEMPTION PROCEDURES


     We are required to send notice of any change of control to the holders of record of the outstanding offered preferred stock not more than five days following a change of control. This notice will describe the transaction constituting such change of control and will set forth:

     - each holder's right to require us to redeem any or all shares of offered preferred stock held by him or her out of legally available funds;


     - the redemption date, which will not be more than 30 days from the date of the notice of the change of control; and


     - the procedures to be followed by holders in exercising their right to have their shares of offered preferred stock redeemed.


     If more than 50 holders or groups of affiliated holders own shares of a series of offered preferred stock and if the series of offered preferred stock is listed on any national securities exchange or quoted on any national quotation system, we also are required to give notice of a change of control by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York, within 30 days following the change of control. Our failure to give a notice of a change of control, or the formal insufficiency of any notice, will not prejudice the rights of holders of offered preferred stock to have us redeem their shares.



     If a holder of offered preferred stock elects to require us to redeem his or her shares of offered preferred stock following a change of control, the holder must deliver a written notice to us, in the form specified by us if we did in fact give notice of a change of control as required, stating that the holder wants us to redeem his or her shares, and specifying the number of shares to be redeemed. This notice must be delivered prior to the redemption date set forth in the notice of a change of control, or, if the notice of a change of control is not given, at any time following the last day we were required to give the notice of a change of control. If we do not give the required notice, the redemption date for any holder that elects to redeem shares of offered preferred stock will be the date that is the later of (x) 30 days following the last day we were required to give the notice of change of control and (y) 15 days following the delivery of a notice of election by that holder. If 50 or fewer holders or groups of affiliated holders own all of the shares of a series of the offered preferred stock, the holders or groups of holders of that series may deliver a notice or an election to redeem at any time within 90 days following the occurrence of a change of control without awaiting receipt of a notice of a change of control or the expiration of the time allowed for the delivery of a notice of a change of control.



     We are required to comply with the requirements of Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of the shares of the offered preferred stock as a result of a change of control. To the extent that the provisions of any securities laws or regulations conflict with the redemption procedures described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations to the holders of offered preferred stock.


     DEPOSIT OF FUNDS

     On or prior to any redemption date, we are required to deposit with our transfer agent or other redemption agent, as a trust fund for the benefit of the holders of the shares of the offered preferred stock to be redeemed, an amount of cash that is sufficient to complete the redemption. We also are required to provide irrevocable instructions and authority to the transfer agent or other redemption agent to pay the redemption price to those holders whose shares are to be redeemed. This deposit will constitute full payment to the holders, and from and after the date of this deposit, all rights of the holders with respect to the shares of the offered preferred stock that are to be redeemed, except the right to receive the redemption price upon the surrender of their respective certificates, will cease and terminate.



     Dividends will not accumulate on any shares of offered preferred stock after the redemption date for those shares unless we fail to deposit cash sufficient to redeem those shares. If the holders of any shares of offered preferred stock to be redeemed do not claim the cash deposited for redemption within two years after the deposit, the transfer agent or other redemption agent will pay the balance to us. Upon this payment, the transfer agent or other redemption agent will be relieved of all responsibility to holders and the sole right of holders, with respect to shares to be redeemed, will be to receive the redemption price as our general creditors. Any interest accrued on the deposited funds will belong to us and will be paid to us from time to time on demand.


EXCHANGE


     We may exchange either or both series of offered preferred stock at any time, to the extent permitted by applicable law, in whole but not in part, for junior subordinated debentures issued pursuant to an indenture that will be prepared in accordance with the investment agreement. We would issue a debenture in principal amount of $1,000 in exchange for each share of the series of offered preferred stock exchanged. The debentures would have terms comparable to the terms of the offered preferred stock exchanged, including interest rates that are the same as the dividend rates on the offered preferred stock to be exchanged. The exchange may take place on any dividend payment date. The exchange may take place at our offices and at any other place that our board of directors designates.


     Unless we receive the prior written consent of the holders of all outstanding shares of the series of offered preferred stock to be exchanged, we may not exchange any shares if:


     (a) any dividends, to the extent payable or deemed payable through the date of exchange, have not been paid or set aside for payment on all outstanding shares of that series;


     (b) we have failed to amend our certificate of incorporation pursuant to Delaware law to give holders of the debentures the same power to vote that they had as holders of offered preferred stock; or

     (c) the exchange could result in any materially adverse tax consequence to TPG Partners II or any of its affiliates.

     In order to prevent an exchange of shares of offered preferred stock because it could result in a material adverse tax consequence to TPG Partners II or any of its affiliates, TPG Partners II or one of its affiliates must deliver a written notice to us specifying in reasonable detail the nature of the tax consequence, which must be a tax consequence other than the difference between the tax treatment of distributions on the offered preferred stock and interest payments on the debentures. TPG Partners II or one of its affiliates must deliver that notice by the fifteenth day after it received the notice of exchange. TPG Partners II and its affiliates have agreed not to deliver this notice unless at the time, TPG Partners II and its affiliates beneficially own a total of at least 1,000 shares of the series of offered preferred stock to be exchanged. If we receive an objection notice, then we will not exchange the shares of offered preferred stock held by TPG Partners II and its affiliates, and we will mail, within 15 days after receipt of the notice, written notice that we are canceling the proposed exchange of shares of offered preferred stock to each holder of record of shares of offered preferred stock to which we mailed the notice of exchange.

     Before giving notice of our intention to exchange, we will execute and deliver the indenture to a bank or trust company selected by our board of directors and, if required by applicable law, will qualify the indenture under the Trust Indenture Act of 1939.


     We are required to mail written notice of our intention to exchange the offered preferred stock for debentures to each holder of record of shares of the series of offered preferred stock to be exchanged not less than 90 nor more than 120 days prior to the date fixed for exchange.


     Prior to effecting any exchange, we are required to deliver to each holder of shares of the series of offered preferred stock to be exchanged an opinion of nationally recognized legal counsel which states that:

     (1) each of the indenture and the debentures have been duly authorized and executed by Oxford and, when delivered by us in exchange for shares of offered preferred stock, will constitute valid and legally binding obligations of Oxford enforceable against Oxford in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity;


     (2) the exchange of debentures for the shares of offered preferred stock will not violate the provisions of the applicable certificate of designations that govern the proposed exchange or of the Delaware General Corporation Law; and


     (3) the exchange of the debentures for the shares of offered preferred stock is exempt from the registration requirements of the Securities Act or, if no such exemption is available, that the debentures have been duly registered for exchange under the Securities Act.

     Upon the exchange of a series of offered preferred stock for debentures, the rights of the holders of that series of offered preferred stock as our stockholders will terminate, and the offered preferred stock will no longer be outstanding.


     Before any holder of offered preferred stock will be entitled to receive debentures, a holder must surrender his or her certificates at our office or at any other place that our board of directors may designate, and must state in writing the name or names with addresses in which he or she wishes the certificates for the debentures to be issued. After the surrender of certificates, we will issue and deliver certificates for the debentures to the holder, or to his or her nominee, at our office or other designated place. We will exchange shares of offered preferred stock as of the close of business on the date fixed for exchange as provided above, and the person entitled to receive the debentures issuable upon exchange will be treated for all purposes, including the accrual and payment of interest, as the record holder or holders of debentures as of the close of business on that date.

VOTING RIGHTS


  RIGHTS OF TPG PARTNERS II



     Under the terms of the offered preferred stock, TPG Partners II and its affiliates have a right to vote their shares of offered preferred stock on all matters voted on by holders of common stock. In those circumstances, TPG Partners II and its affiliates vote together with the holders of common stock as a single class. However, no other holder of offered preferred stock has those voting rights and they are not transferable by TPG Partners II or its affiliates to any subsequent holder of offered preferred stock. If TPG Partners II or its affiliates transfer shares of offered preferred stock to an unaffiliated person, and subsequently reacquire such shares, TPG Partners II and its affiliates would not reacquire the right to vote such shares of offered preferred stock with holders of common stock.



     Under the investment agreement, TPG Partners II and its affiliates are permitted to designate members of our board of directors. The number of directors TPG Partners II and its affiliates are permitted to designate at any time is dependent on the number of shares of common stock issued or issuable upon exercise of warrants held by TPG Partners II and its affiliates. In addition to the other voting rights described in this section, if at any time the number of directors on our board of directors designated by TPG Partners II and its affiliates is less than the number they are entitled to designate under the investment agreement, TPG Partners II and its affiliates, voting separately as a single class, are entitled to elect a number of additional directors to our board of directors equal to the deficiency. This right terminates at the time the requisite number of directors on our board of directors are designated by TPG Partners II and its affiliates.



  RIGHTS OF ALL HOLDERS



     All holders of offered preferred stock, including TPG Partners II and its affiliates, have the voting rights described below.



     If:



     (1) dividends payable on either series of offered preferred stock have been in arrears and not paid in full for four consecutive quarterly periods or if dividends on either series of offered preferred stock have been in arrears and not paid in full on May 13, 2000; or


     (2) we fail to satisfy our obligation to redeem shares of either series of offered preferred stock under the relevant certificate of designations,


then the number of directors constituting our board of directors automatically will be increased by two, and the holders of a majority of the outstanding shares of offered preferred stock will have the exclusive right, voting together as a single class, to elect the two additional directors, except under the circumstances described below.


     Under the investment agreement, TPG Partners II and its affiliates are permitted to designate directors to our board of directors. However, TPG Partners II and its affiliates are not permitted to elect and/or designate a total of more than four directors to our board of directors. If at the time holders of offered preferred stock have the right to elect additional directors,

     (1) TPG Partners II and its affiliates together beneficially own a majority of the outstanding shares of offered preferred stock; and

     (2) TPG Partners II and its affiliates are not permitted to elect one or both of the additional directors because of the restrictions described above,


then the holders of offered preferred stock, other than TPG Partners II and its affiliates, will have the right to elect, voting together as a single class, only one additional director.



     Any additional director will continue as a director, and these additional voting rights will continue until:



     (1) we pay all dividends accumulated on the offered preferred stock in full; and



     (2) we satisfy any obligation to redeem the offered preferred stock that has become due, or we set aside all necessary funds for the redemption payment.



Upon the occurrence of these events, any additional director will cease to be a director and the additional voting rights of the holders of offered preferred stock will terminate subject to revesting if any subsequent failure to pay dividends or redeem shares as described above occurs and subject to any rights to elect directors of holders of any other series of our preferred stock.



     The holders of offered preferred stock may exercise their right to elect additional directors at any annual meeting of stockholders, at a special meeting of stockholders held for this purpose, or by the written consent of the holders of the minimum number of shares required to take action. As long as this right to vote continues, and unless this right has been exercised by written consent of the minimum number of shares required to take action, the chairman of our board of directors may call, and upon the written request of holders of record of 20% of the outstanding shares of either the Series D preferred stock or the Series E preferred stock, addressed to our secretary at our principal office, will call a special meeting of the holders of shares entitled to vote as described above. This meeting will be held within 60 days after delivery of a request to the secretary, at the place and upon the notice provided by law and in the by-laws for meetings of stockholders.



     Each director elected as described above will serve until the next annual meeting or until his or her successor is elected and qualified, unless the director's term of office has terminated as described above. If any vacancy occurs among the directors elected as described above, the vacancy may be filled for the unexpired portion of the term by the remaining director or directors elected by the holders entitled to vote for directors as described above, or their successor or successors in office, if any. If the vacancy is not filled within 20 days after it is created or if all of the remaining directors elected by the holders of offered preferred stock as described in this section cease to serve as directors before their term expires, the holders of the shares then outstanding and entitled to vote for the director as described above may elect successors to hold office for the unexpired terms of any vacant directorships. The holders of a majority of the shares entitled to vote for directors as described above will have the right to remove with or without cause at any time and replace any directors that they have elected, by written consent or at a special meeting of the holders entitled to vote for directors as described above.



     We may not take the following actions, without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of a series of offered preferred stock, voting separately as a class:



     - authorize, create or issue, or increase the authorized amount of any securities that rank senior or equal to the offered preferred stock for the purpose of receiving dividends or distributions upon the liquidation, dissolution or winding-up of Oxford;

     - authorize, create or issue, or increase the authorized amount of any class or series of capital stock or any security convertible into or exercisable for any class or series of capital stock, redeemable mandatorily or redeemable at the option of the holder at any time on or prior to May 13, 2008, whether or not redemption may occur only upon the occurrence of a specified event;


     - amend, alter or repeal any provision of our certificate of incorporation or our by-laws, if the amendment, alteration or repeal alters or changes the powers, preferences or special rights of the applicable series of offered preferred stock so as to affect them materially and adversely; or

     - authorize or take any other action if such action alters or changes any of the rights of the applicable series of offered preferred stock in any respect or otherwise would be inconsistent with the provisions of the applicable certificate of designations and the holders of any class or series of our capital stock are entitled to vote on that action.


No consent or vote of the holders of the outstanding shares of offered preferred stock is required:



     - for the creation or issuance by a trust formed at our direction of any series of preferred securities of such trust for financing purposes in an aggregate amount not to exceed $250,000,000; or



     - to authorize, create or issue, or increase the authorized amount of, any class or series of securities that rank junior to the offered preferred stock, or any security convertible into a stock of any class or series of securities that rank junior to the offered preferred stock, except to the extent such action would violate the relevant certificate of designations.


RESTRICTION ON DIVIDENDS


     As long as any shares of offered preferred stock are outstanding, our board of directors:



     - may not declare, and we may not pay or set apart for payment any dividend on any securities that rank junior to the offered preferred stock;



     - may not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of, any securities that rank junior or equal to the offered preferred stock or any warrants, rights or options exercisable for or convertible into any securities that rank junior or equal to the offered preferred stock, other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible into or exchangeable for any securities that rank junior or equal to the offered preferred stock;



     - may not make any distribution in respect of the securities that rank junior to the offered preferred stock, either directly or indirectly, and whether in cash, obligations, shares or other property, other than distributions or dividends in securities that rank junior to the offered preferred stock to the holders of securities that rank junior to the offered preferred stock; and



     - may not permit any corporation or other entities directly or indirectly controlled by us to purchase or redeem any securities that rank junior or equal to the offered preferred stock or any warrants, rights, calls or options exercisable for or convertible into any securities that rank junior or equal to the offered preferred stock, other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible into or exchangeable for any securities that rank junior or equal to the offered preferred stock



unless before or at the same time we take action, all accumulated and unpaid dividends on shares of offered preferred stock not paid on the applicable dates, including arrearages and accumulated dividends, have been paid.



     When dividends are not paid in full upon the offered preferred stock, all dividends declared on the offered preferred stock and any other series of securities that ranks equally with the offered preferred stock, with respect to dividends, will be declared and paid pro rata so that the amount of dividends declared and paid will bear to each other the same ratio that accumulated dividends, including interest accrued in respect of such accumulated dividends, on the shares of offered preferred stock and those other securities bear to each other.


     The following actions are not prohibited by the restrictions described above:

     (1) the acquisition, repurchase, exchange, conversion, redemption or other retirement for value of shares of offered preferred stock or any security that ranks equal to the offered preferred stock with respect to dividends or of any shares of preferred securities of a trust as referred to above; or

     (2) the acquisition, repurchase, exchange, conversion, redemption or other retirement for value by us of any securities that rank junior to the offered preferred stock with respect to dividends in accordance with any obligation in existence at the time of original issuance of the offered preferred stock.

NO INCONSISTENT OBLIGATIONS


     We are not permitted to enter into any agreement or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, our performance of our obligations with respect to the offered preferred stock.



USE OF THE OFFERED PREFERRED STOCK FOR EXERCISE OF WARRANTS



     Shares of offered preferred stock may be used as consideration for exercise of the Series A warrants and the Series B warrants. For limitations on the ability to use shares of offered preferred stock in this manner, see below under "Description of Warrants -- Limitations on Use of the Offered Preferred Stock for Exercise of Warrants."



                          DESCRIPTION OF THE WARRANTS


     The following summarizes certain terms and provisions of the Series A warrants and the Series B warrants. This summary is not complete and is subject to, and qualified in its entirety by reference to, the warrant certificates, applicable Delaware law, the provisions of our certificate of incorporation, by-laws and the form of warrant agreement, pursuant to which the warrants will be issued. These documents are filed as exhibits to the registration statement of which this prospectus is a part.


GENERAL



     The selling securityholders initially purchased the Series A warrants and the Series B warrants in a private placement on May 13, 1998. At the date of this prospectus,

15,800,000 Series A warrants and 6,730,000 Series B warrants were outstanding. The warrant agent for the Series A warrants and the Series B warrants is ChaseMellon Shareholder Services, L.L.C.


     Any warrants sold by selling securityholders under this prospectus will be covered by a warrant agreement that will be entered into between Oxford and ChaseMellon Shareholder Services, L.L.C., as warrant agent. The warrant agent will act solely as an agent of Oxford in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holder of warrants or beneficial owners of warrants. A copy of the form of warrant agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

EXERCISE

     Each warrant entitles its holder to purchase one share of common stock at an exercise price of $17.75 per share at any time until the expiration of the warrants.


     The exercise price of the warrants was determined by negotiation between us and TPG Partners II and its affiliates and should not be construed as an estimate of the value of our common stock or to imply that the price of our common stock will increase or decrease.


     We have reserved from our authorized but unissued shares a sufficient number of shares of common stock for issuance upon the exercise of warrants.


     The warrants provide for adjustment of their exercise price and for a change in the number of shares that may be purchased upon exercise to protect holders against dilution in the event of a stock dividend, stock split or reverse split, upon issuance of shares of common stock at prices lower than the market price of the common stock, upon distribution of a special dividend, or upon a tender or exchange offer. The warrants also provide for adjustments to the exercise price and number of shares that may be purchased upon exercise in the event of a merger, consolidation, recapitalization or other transaction that results in the conversion of our common stock into the right to receive other securities, property or cash.


EXPIRATION OF WARRANTS

     The Series A warrants expire on the earlier of:

     - May 13, 2008; and

     - the redemption of all of the Series D preferred stock, which we can do only after May 13, 2003.

     The Series B warrants expire until the earlier of:

     - May 13, 2008; and

     - the redemption of all of the Series E preferred stock, which we can do only after May 13, 2003.

PROCEDURES FOR EXERCISE


     You may exercise a warrant by surrendering the warrant certificate on or before its expiration date, with the form of "Election to Exercise" on the reverse side of the warrant certificate completed and executed, accompanied by payment of the full exercise price for the number of shares for which the warrant is being exercised.

     You may make payment of the exercise price:


     - in cash;

     - by certified or official bank check;


     - by an exchange with us of a number of shares of offered preferred stock having a total stated value plus accumulated and unpaid dividends equal to the total exercise price (for limitations on the ability to use the offered preferred stock in this manner, see below under "-- Limitations on Use of the Offered Preferred Stock for Exercise of Warrants");


     - by an exchange with us of outstanding warrants, other than the warrants being exercised, the value of each of which will be determined by subtracting the exercise price from the average closing price of our common stock for the 10 trading days ending on the trading day before the day the exercise occurs; or

     - by any combination of the above.


     Upon the surrender of the warrant certificate and payment of the exercise price, we will promptly deliver the appropriate number of shares of common stock to the holder, or to the persons designated by the holder in writing. If you exercise fewer than all of the warrants represented by a certificate we will issue, a new certificate for the remaining number of warrants.



LIMITATIONS ON USE OF THE OFFERED PREFERRED STOCK FOR EXERCISE OF WARRANTS



     Holders of warrants may use shares of offered preferred stock as consideration for the exercise of the warrants. However, before May 13, 2000, holders of warrants may not use shares of Series D preferred stock as consideration for exercise of warrants unless they use a percentage of the total number of shares of the Series D preferred stock issued by us on February 13, 1999 that does not exceed the percentage of the total number of shares of Series E preferred stock issued by us on February 13, 1999 that have been:



     - redeemed by us;



     - repurchased by us as a result of a change of control or otherwise;



     - used as consideration in connection with the exercise of the warrants; or



     - otherwise retired by us.


NO FRACTIONAL SHARES

     We are not required to issue fractional shares of common stock. If any fractional share would be issuable on the exercise of a warrant, instead of issuing the fractional share we will pay the holder an amount in cash equal to the market value of the fractional share.

NO RIGHTS AS A STOCKHOLDER

     Holders of warrants do not have rights as stockholders of Oxford. For instance, they do not have the right to vote, to receive dividends or to receive notices of stockholder meetings.

OTHER

     The holders of warrants have the opportunity to profit from a rise in the market value of the common stock, with a resulting dilution in the interest of all other stockholders. As a result, so long as the warrants are outstanding, the terms on which we can obtain additional capital may be adversely affected. We expect the holders of the warrants to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the warrants.


                         REGISTRATION RIGHTS AGREEMENT

     The summary of certain provisions of the registration rights agreement set out below is subject to, and is qualified in its entirety by reference to, all of the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.


     We are a party to a registration rights agreement with TPG Partners II. Under the registration rights agreement, we agreed to use our reasonable best efforts to keep effective a shelf registration statement at our expense, covering offers and sales of the offered preferred stock, the warrants, the common stock issuable upon the exercise of the warrants and any debentures issued in respect of the offered preferred stock. We sometimes refer to the securities covered by the registration rights agreement as the "registrable securities." We filed the registration statement of which this prospectus is a part with the SEC to comply with our obligations under the registration rights agreement. Under the registration rights agreement, we are required to keep the shelf registration statement effective until 10 years after the date it is declared effective or, if earlier, the date that all registrable securities have been sold under the shelf registration statement or on which TPG Partners II and its affiliates are no longer entitled to board representation under the investment agreement and are permitted to sell their registrable securities without registration pursuant to Rule 144(k) under the Securities Act.


     We will provide each holder of the registrable securities with copies of this prospectus, notify each holder when the shelf registration statement has been effective and take other actions described in the registration rights agreement as are required to permit unrestricted sales of the registrable securities. A holder that sells registrable securities under the shelf registration statement is required to be named as a selling securityholder in this prospectus and to deliver this prospectus to purchasers. Those holders also will be subject to certain civil liability provisions under the Securities Act in connection with these sales and are bound by the provisions of the registration rights agreement, including certain indemnification obligations.

     We also have agreed in the registration rights agreement to use our reasonable best efforts to cause the offered preferred stock and warrants to be listed on each securities exchange on which our securities are listed or quoted and on each inter-dealer quotation system on which any of our securities are quoted, in each case, at the time the registrable securities are sold.


     If we file a registration statement under the Securities Act for an underwritten offering of our securities for our own account or for the account of holders, or if we offer securities convertible into or exchangeable for any of our equity securities, the holders of registrable securities have agreed, if requested, not to publicly sell or distribute any securities that are the same as or similar to those being registered by us in connection with its sale, or any securities convertible or exchangeable or exercisable for any such securities during the period beginning 7 days before and ending no more than 90 days after the effective date of the registration statement filed by us.

     We have agreed, in the case of an underwritten offering of registrable securities, if requested, not to effect any public sale or distribution of any securities the same as or similar to those being sold in the underwritten offering, or any securities convertible into or exchangeable or exercisable for securities that are the same as or similar to those being sold, during the period beginning 7 days before and ending no more than 90 days after the date of the related underwriting agreement.


     Purchasers of the registrable securities offered by means of this prospectus will not have any rights under the registration rights agreement, although once sold under this registration statement, the registrable securities should be freely tradeable except by purchasers that are our "affiliates" or are "underwriters" of the registrable securities for purposes of the Securities Act.

                                USE OF PROCEEDS


     We will not receive any of the proceeds from any sale of the offered preferred stock or warrants, all of which will be received by the selling securityholders. The proceeds from the original sale of the securities that were exchanged for the offered preferred stock and warrants on May 13, 1998 were utilized, in part, to retire outstanding bridge notes, make capital contributions to regulated subsidiaries and pay fees and expenses approximating $39 million related to the sale of the securities that were exchanged for the offered preferred stock and warrants. We have used and will use the balance for subsidiary capital contributions, as necessary, and for general corporate purposes, or as otherwise described in a prospectus supplement.



     We will receive proceeds upon exercise of the Series A warrants and the Series B warrants. In the event that all of the 15,800,000 outstanding Series A warrants and 6,730,000 outstanding Series B warrants are exercised, we would receive proceeds of approximately $399,907,500, excluding the expenses related to the resale of the warrants under this prospectus. The exercise price of the Series A warrants and the Series B warrants was determined by negotiation between us and TPG Partners II and its affiliates based on the trading range of our common stock during the negotiations.


                                                 WARRANT
                                                 EXERCISE    PROCEEDS TO
                                                  PRICE       COMPANY(1)
                                                 --------    ------------
Per Series A Warrant...........................   $17.75     $280,450,000
Per Series B Warrant...........................   $17.75     $119,457,500
                                                             ------------
          Total..........................................    $399,907,500
                                                             ============

-------------------------

(1) Assumes the exercise of all outstanding Series A warrants and Series B warrants. As of the date of this prospectus, none of the warrants had been exercised.

     Selling securityholders holding warrants are not obligated to exercise their warrants. We cannot be certain that holders of the warrants will choose to exercise all or any of their warrants.


     We intend to use the net proceeds received upon exercise of the warrants, if any, for future capital contributions to our regulated subsidiaries, as necessary, for repayment of debt and for general corporate purposes, or as otherwise described in a prospectus supplement.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


     The following describes the principal United States federal income tax consequences of owning shares of offered preferred stock, warrants, shares of common stock issuable upon exercise of the warrants, which we refer to as the "warrant stock" and the junior subordinated debentures that you would receive if we elected to exchange the offered preferred stock for debentures. It is the opinion of Sullivan & Cromwell, our counsel. It applies to you only if you are holding shares of offered preferred stock, warrants, shares of warrant stock and the debentures as capital assets and you purchased shares of offered preferred stock, warrants or shares of warrant stock in the offering at the offering price. This discussion does not apply to you if you are a member of a class of holders subject to special rules such as:



     - a dealer in securities or currencies,



     - a trader in securities that elects to mark to market,



     - a bank,



     - a tax-exempt organization,



     - a life insurance company,



     - a person that holds shares of offered preferred stock, warrants, shares of warrant stock or the debentures as a hedge, or is hedged, against currency or interest rate risks or that are part of a straddle or conversion transaction, or



     - a person whose functional currency is not the U.S. dollar.



This discussion is based on the Internal Revenue Code of 1986, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all of which are subject to change, or changes in interpretation, possibly with retroactive effect.



     When we refer to a "United States holder" we mean a beneficial owner of shares of offered preferred stock, warrants, shares of warrant stock or debentures that is:


     (1) a citizen or resident of the United States;

     (2) a corporation organized under the laws of the United States or any State;

     (3) an estate the income of which is subject to United States federal income taxation regardless of its source; or

     (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.


     You are a "non-United States holder" if you are a beneficial owner of shares of offered preferred stock, warrants, shares of warrant stock or debentures and are not a United States holder.



PROSPECTIVE PURCHASERS OF SHARES OF OFFERED PREFERRED STOCK, WARRANTS, SHARES OF WARRANT STOCK OR DEBENTURES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE CONSEQUENCES, IN THEIR PARTICULAR CIRCUMSTANCES, UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION, OF THE OWNERSHIP OF SHARES OF OFFERED PREFERRED STOCK, WARRANTS, SHARES OF WARRANT STOCK AND DEBENTURES.

TAXATION OF UNITED STATES HOLDERS


     This section describes the tax consequences to a United States holder. If you are not a United States holder, this section does not apply to you.



  THE OFFERED PREFERRED STOCK



  Distributions on the Offered Preferred Stock -- General


     We do not have any accumulated earnings and profits as determined for United States federal tax purposes, and there can be no assurance that we will have earnings and profits in this or future tax years.


     If we do not have any current or accumulated earnings and profits, as determined for United States federal income tax purposes, in a given tax year, any distribution on the offered preferred stock, including any distributions of additional shares of offered preferred stock, generally would not be subject to United States federal income taxation if your tax basis in the offered preferred stock is greater than or equal to the amount of the distribution. However, the distribution would reduce your tax basis in the offered preferred stock, but not below zero. If any portion of the distribution exceeds your tax basis in the offered preferred stock, that portion would be subject to United States federal income taxation as capital gain that is recognized in the taxable year in which you received the distribution. Until we have earnings and profits, no distribution is eligible for the 70% dividends-received deduction allowable to corporations.



     If we have current or accumulated earnings and profits in a given tax year, distributions on the offered preferred stock, including any distributions of additional shares of offered preferred stock, would be taxable to you as ordinary dividend income to the extent they are paid out of our current or accumulated earnings and profits. Any portion of the distribution not paid out of current or accumulated earnings and profits would be taxed as described in the previous paragraph. Dividends would be eligible for the 70% dividends-received deduction allowable to corporations, subject to the limitations described below.



  Distributions on the Offered Preferred Stock -- The Offered Preferred Stock "Paid in Kind"



     Until May 13, 2000, we may, at our option, pay dividends on the offered preferred stock "in kind" through the issuance of additional offered preferred stock. Dividends "paid in kind" will be treated as a distribution of an amount equal to the fair market value of the additional offered preferred stock as of the date of distribution, and will be taxed as described above under "-- Distributions on Offered Preferred Stock -- General." This amount will also be the initial issue price and tax basis of the newly distributed offered preferred stock for United States federal income tax purposes.



     If the redemption price of the offered preferred stock exceeds its offering price, or the redemption price of the offered preferred stock issued as an "in-kind" distribution exceeds its fair market value at the time the dividend is "paid in kind," which we refer to, in either case, as a "redemption premium," by one-fourth of one percent of the offered preferred stock's mandatory redemption price multiplied by the number of complete years to its mandatory redemption, you will be considered to have constructively received the entire amount of such excess as a distribution over the period between issuance and redemption under a constant yield method. If you purchased shares of offered preferred stock as a unit together with the warrants, you must allocate your purchase price between the offered preferred stock and the warrants based on their relative fair market values to determine the offering price of the offered preferred stock. The constant yield method would result in increasing accruals of income over the term of the offered preferred stock under rules similar to those for accruing original issue discount on the debentures, as described under "-- Debentures -- Original Issue Discount" beginning on page
33. The constructive distribution would be a dividend in the year such distribution is considered to be received to the extent of our current and accumulated earnings and profits. Your tax basis in the offered preferred stock would be increased by the amount of any redemption premium included in income. In addition, each issuance of the offered preferred stock with more than a de minimis redemption premium might not be fungible with the other offered preferred stock, which might adversely affect the liquidity of the offered preferred stock.



  Distributions on the Offered Preferred Stock -- Dividends-Received Deduction


     If we have current or accumulated earnings and profits, amounts treated as dividends would be eligible for the 70% dividends-received deduction allowable to corporations, subject to the limitations described below.


     If you are a corporation considering investing in the offered preferred stock you should consider the effect of:


     (1) Section 246A of the Internal Revenue Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is "directly attributable" to an investment in portfolio stock such as the offered preferred stock;

     (2) Section 246(c) of the Internal Revenue Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period (generally at least 46 days during the 90-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend); and

     (3) Section 1059 of the Internal Revenue Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any "extraordinary dividend" (as defined below) that is eligible for the dividends-received deduction.


     The President has currently proposed legislation that would eliminate the 70% dividends-received deduction for dividends on the offered preferred stock. There can be no certainty whether, or in what form, such legislation will be enacted or what its effective date would be.



  Distributions on the Offered Preferred Stock -- Extraordinary Dividends



     If you are a corporate United States holder, you are required to reduce your tax basis, but not below zero, in the offered preferred stock by the nontaxed portion of any "extraordinary dividend" if you did not hold the offered preferred stock for more than two years before the earliest of the date the dividend is declared, announced or agreed to. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction.


     An extraordinary dividend on the offered preferred stock generally would be a dividend that:


     (1) equals or exceeds 5% of your adjusted tax basis in the offered preferred stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend; or



     (2) exceeds 20% of your adjusted tax basis in the offered preferred stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend.

     In determining whether a dividend paid on the offered preferred stock is an extraordinary dividend, you may elect to substitute the fair market value of the stock for your tax basis for purposes of applying these tests, provided that the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury. An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation, regardless of your holding period and regardless of the size of the dividend. If any part of the nontaxed portion of an extraordinary dividend is not applied to reduce your tax basis as a result of the limitation on reducing your basis below zero, that part would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received. CORPORATE UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICATION OF SECTION 1059 TO THEIR OWNERSHIP OR DISPOSITION OF SHARES OF OFFERED PREFERRED STOCK.



  Sale or Exchange of the Offered Preferred Stock Other Than by Redemption



     Upon the sale or other disposition of shares of offered preferred stock, other than by redemption, you will generally recognize capital gain or loss equal to the difference between the amount you realized upon the disposition and your adjusted tax basis in the shares of offered preferred stock. This gain or loss would be long-term capital gain or loss if at the time of sale, exchange or other disposition you held the shares of offered preferred stock for more than one year. Long-term capital gain of a non-corporate United States holder is generally subject to a maximum tax rate of 20%. The deductibility of capital losses is subject to limitations.



  Redemption of the Offered Preferred Stock



     A redemption of your shares of offered preferred stock generally would be a taxable event and would be treated as if you sold the shares of offered preferred stock if the redemption:



     (1) results in a "complete termination" of your stock interest;



     (2) is "substantially disproportionate"; or



     (3) is "not essentially equivalent to a dividend."



     In determining whether any of these tests has been met, you must take into account the shares of offered preferred stock you actually own and the shares of offered preferred stock you constructively own by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code.



     If your shares of offered preferred stock are redeemed in a redemption that meets one of the tests described above, you generally would recognize taxable gain or loss equal to the difference between the amount of cash and the fair market value of property, other than our stock or stock of our successor, you received and your tax basis in the shares of offered preferred stock redeemed. See below under "-- Special Rules Regarding the Redemption of the Offered Preferred Stock For Debentures" for a description of the rules applicable to a redemption in which you receive debentures. This gain or loss would be long-term capital gain or capital loss if you held the shares of offered preferred stock for more than one year.



     If a redemption does not meet any of the tests described above, the cash and the fair market value of property you receive generally would be taxed as a dividend to the extent paid out of our current or accumulated earnings and profits. Any amount in excess of our current or accumulated earnings and profits would first reduce your tax basis in the shares of offered preferred stock and thereafter would be treated as capital gain. If a redemption of the offered preferred stock is treated as a distribution that is taxable as a dividend, your basis in the redeemed shares of offered preferred stock would be transferred to your remaining shares of offered preferred stock, if any.



  Special Rules Regarding the Redemption of the Offered Preferred Stock For Debentures



     Pursuant to the rules discussed above under "-- Redemption of the Offered Preferred Stock," if we redeem the offered preferred stock for debentures, it will be treated either as an exchange giving rise to capital gain or loss or as a dividend. In the case of an exchange of the offered preferred stock for debentures that would be treated as a redemption giving rise to capital gain or loss, the amount realized on the exchange would be equal to the "issue price" of the debentures plus any cash received on the exchange. The issue price of a debenture will be:


     (1) its fair market value as of the exchange date if the debentures are traded on an established securities market at any time during the 60-day period ending 30 days after the exchange date; or


     (2) the fair market value of the offered preferred stock as of the exchange date if such offered preferred stock is traded on an established securities market at any time during the 60-day period ending 30 days after the exchange date, but the debentures are not.



If neither the offered preferred stock nor the debentures are so traded, the issue price of the debentures will be determined under Section 1274 of the Internal Revenue Code, in which case the issue price will be the stated principal amount of the debentures, provided that the yield on the debentures is equal to or greater than the "applicable federal rate" in effect at the time the debentures are issued. If the yield on the debentures is less than the applicable federal rate, its issue price under Section 1274 of the Internal Revenue Code will be equal to the present value as of the issue date of all payments to be made on the debentures, discounted at the applicable federal rate. It cannot be determined at the present time whether the offered preferred stock or the debentures will, at the relevant time, be traded on an established securities market within the meaning of the Treasury regulations or whether the yield on the debentures will equal or exceed the applicable federal rate, as discussed above.



     If a redemption of the offered preferred stock for cash or an exchange of the offered preferred stock for debentures is treated as a dividend, you:


     (1) would not recognize any loss on the exchange;


     (2) (A) would recognize dividend income, rather than capital gain, in an amount equal to the fair market value of the debentures received without regard to your basis in the shares of offered preferred stock surrendered in the exchange, but only to the extent of its proportionate share of our current or accumulated earnings and profits and (B) would first reduce your tax basis in the shares of offered preferred stock and thereafter would recognize capital gain, to the extent that the distribution is not made out of our current or accumulated earnings or profits; and



     (3) the holding period for the debentures would begin on the day after the day on which you acquired the debentures.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO WHETHER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, THE EXCHANGE WOULD BE TREATED AS A DIVIDEND OR AS A SALE OR EXCHANGE. ADDITIONALLY, CORPORATE UNITED STATES HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE AVAILABILITY OF THE CORPORATE DIVIDENDS-RECEIVED DEDUCTION AND THE POSSIBLE APPLICATION OF THE EXTRAORDINARY DIVIDEND RULES OF SECTION 1059 OF THE INTERNAL REVENUE CODE TO AN EXCHANGE IF THE DISTRIBUTION IS TAXABLE AS A DIVIDEND.



     Depending upon your particular circumstances, the tax consequences of holding debentures may be less advantageous than the tax consequences of holding shares of offered preferred stock because, for example, payments of interest on the debentures would be taxable as ordinary income, regardless of whether we have current or accumulated earnings and profits, while distributions on the offered preferred stock would not be immediately subject to United States federal taxation if we do not have current or accumulated earnings and profits in a given year and such distribution does not reduce your basis in the shares of offered preferred stock below zero, and because, as discussed below under "Debentures -- Original Issue Discount," debentures may be issued with greater amounts of OID than the Redemption Premium with respect to the offered preferred stock.


  DEBENTURES

  Original Issue Discount


     Unless the debentures have a term of one year or less, the debentures would be treated as issued at an original issue discount if the excess of the debentures' "stated redemption price at maturity" over their issue price is more than a "de minimis amount," as defined below. The manner in which the issue price of the debentures would be determined is discussed under "The Offered Preferred Stock -- Special Rules Regarding the Redemption of the Offered Preferred Stock For Debentures." The stated redemption price at maturity of the debentures is the total of all payments provided by the debenture other than the stated interest payments.


     In general, if the excess of the debenture's stated redemption price at maturity over its issue price is less than one-fourth of one percent of the debenture's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis original issue discount" and the debenture is not issued with original issue discount ("OID"). In general, the debentures would have OID if:

     (1) the debentures are traded on an established securities market at any time during the 60-day period ending 30 days after the exchange date, and the fair market value of the securities is less than the stated redemption price at maturity by more than the applicable de minimis amount;

     (2) the offered preferred stock is traded on an established securities market at any time during the 60-day period ending 30 days after the exchange date, and the debentures are not, and the fair market value of the offered preferred stock is less than the debentures' stated redemption price at maturity by more than the applicable de minimis amount; or

     (3) neither the debentures nor the offered preferred stock are traded on an established securities market at any time during the 60-day period ending 30 days after the exchange date, the yield on the debentures is less than the applicable federal rate by more than the applicable de minimis amount, and the present value as of the issue date of all payments to be made on the debentures, discounted at the applicable federal rate, is less than the debentures' stated redemption price at maturity by more than the applicable de minimis amount.


Unless you elect to treat all interest as original issue discount as described below under "-- Election to Treat All Interest as Original Issue Discount," you must include the de minimis OID in income as stated principal payments on the debenture are made.



     Generally, if your debenture matures more than one year from its date of issue, you must include OID in income calculated on a constant-yield method without regard to the receipt of cash attributable to such income, and generally you will have to include in income increasingly greater amounts of OID over the life of the debenture. The amount of OID includible in income is the sum of the daily portions of OID with respect to the debenture for each day during the taxable year or portion of the taxable year on which you hold the debenture, which we refer to as "accrued OID." The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your debenture and you may vary the length of each accrual period over the term of the debenture as long as:


     (1) no accrual period is longer than one year; and

     (2) each scheduled payment of interest or principal on the debenture occurs on either the final or first day of an accrual period.

The amount of OID allocable to an accrual period equals the excess of:


     (a) the product of the debenture's adjusted issue price at the beginning of the accrual period and the debenture's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period), over


     (b) the sum of the payments of qualified stated interest on the debenture allocable to the accrual period.

     The "adjusted issue price" of a debenture at the beginning of any accrual period is the issue price of the debenture increased by:

     (x) the amount of accrued OID for each prior accrual period, and decreased by

     (y) the amount of any payments previously made on the debenture that were not qualified stated interest payments.


For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on your debenture contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between:


     (x) the amount payable at the maturity of the debenture (other than any payment of qualified stated interest), and


     (y) the debenture's adjusted issue price as of the beginning of the final accrual period.

  Election to Treat All Interest as Original Issue Discount


     You may elect to include in gross income all interest that accrues on your debenture using the constant-yield method described above under the heading "Original Issue Discount," with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount and unstated interest.



     If you make this election for your debenture, then, when you apply the constant-yield method:



     - the issue price of the debenture would equal the issue price as determined under "The Offered Preferred Stock -- Special Rules Regarding the Redemption of the Offered Preferred Stock For Debentures" beginning on page 32,



     - the issue date of the debenture would be the exchange date,



     - and no payments on the debenture would be treated as payments of qualified stated interest.


This election would generally apply only to the debenture with respect to which it is made and may not be revoked without the consent of the Internal Revenue Service.

     Pursuant to section 163 of the Internal Revenue Code, the "disqualified portion" of the OID accruing on certain debt instruments may be treated as a dividend eligible for the dividend-received deduction. The corporation issuing such debt instruments is not allowed to deduct the "disqualified portion" of the OID accruing on the debt instrument and is allowed to deduct the remainder of the OID only when paid.

     This treatment will apply to "applicable high yield discount obligations" or "AHYDOs", which, generally, are debt instruments that have a term of more than five years, have a yield to maturity that equals or exceeds five percentage points above the "applicable federal rate" and have "significant" OID. A debt instrument is treated as having "significant" OID if the aggregate amount that would be includible in gross income with respect to such debt instrument for periods before the close of any accrual period ending five years or more after the date of issue exceeds the sum of:


     (1) the aggregate amount of interest to be paid in cash under the debt instrument before the close of such accrual period, and


     (2) the product of the initial issue price of such debt instrument and its yield to maturity.

For purposes of determining whether a debenture is an AHYDO, holders are bound by the issuer's determination of the appropriate accrual period. It is impossible to determine at the present time whether a debenture will be treated as an AHYDO.


     If a debenture is treated as an AHYDO, a corporate United States holder would be treated as receiving dividend income, to the extent of our current and accumulated earnings and profits, solely for purposes of the dividend-received deduction, in an amount equal to the "dividend equivalent portion" of the "disqualified portion" of the OID. The "disqualified portion" of the OID is equal to the lesser of:


     (1) the amount of OID, or



     (2) the portion of the "total return", that is, the excess of all payments to be made with respect to such obligation over its issue price, on the obligation that bears the same ratio to the obligation's total return as the "disqualified yield", that is, the extent to which the yield exceeds the applicable federal rate plus 6%, bears to the obligation's yield to maturity.


The dividend equivalent portion of the disqualified portion is the amount that would have been treated as a dividend if we had distributed it with respect to our stock. Our deduction for OID will be substantially deferred with respect to a debenture that is treated as an AHYDO. In addition, such deduction will be disallowed if and to the extent that the yield on such AHYDO exceeds the applicable federal rate by more than 6%.

  Purchase, Sale, Retirement and Other Disposition of the Debentures


     Your adjusted tax basis in the debentures you receive in exchange for shares of offered preferred stock will, in general, be equal to the initial tax basis of such debentures, that is, the issue price of the debentures, if the exchange is treated as a redemption giving rise to capital gain or the fair market value of the debentures on the exchange date, if the exchange is treated as a dividend, increased by OID you previously included in your income. Upon the sale, exchange or retirement of a debenture, you will generally recognize capital gain or loss equal to the difference between the amount realized, not including any amounts attributable to accrued and unpaid interest, and your tax basis in the debenture.


  OWNERSHIP AND DISPOSITION OF WARRANTS


     The warrants may be sold individually or as a unit. Each unit is comprised of one or more shares of offered preferred stock and one or more warrants. If you purchase a unit you must allocate your purchase price between the offered preferred stock and the warrants based on their relative fair market values to determine your tax basis in the shares of offered preferred stock and the warrants and the amount of redemption premium, if any, on the offered preferred stock. If the warrant is sold individually, your tax basis in a warrant will be its purchase price.


  Sale of a Warrant


     Generally, you will recognize gain or loss upon the sale of a warrant in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in the warrant. Your adjusted tax basis in a warrant purchased in the offering as a unit will be the portion of the initial offering price allocable to a warrant, adjusted as described below under "-- Adjustments Under the Warrants." Gain or loss attributable to the sale of the warrants will constitute capital gain or loss if you would have held the warrant stock as a capital asset and will be long-term capital gain or loss if you held the warrants for more than one year.

  Exercise of a Warrant, Disposition of Common Shares, and Dividends


     In general, you will not recognize gain or loss upon the exercise of a warrant, except with respect to cash, if any, paid in lieu of the issuance of fractional shares. Upon exercise of a warrant with cash, your tax basis in the shares of warrant stock acquired will be the sum of:



     (a) your adjusted tax basis in the warrant, and


     (b) the cash paid upon exercise of the warrant.


     If you receive any cash in lieu of fractional shares of warrant stock, you will recognize gain or loss, and the character and amount of gain or loss will be determined as if you had received such fractional shares and then immediately sold them for cash. Your holding period of the stock acquired upon exercise of a warrant begins on the day following the day of exercise.


  Expiration of the Warrants


     Upon the expiration of an unexercised warrant, you will recognize a loss equal to your adjusted tax basis of the warrant. A loss realized upon expiration of the warrant will be capital loss if you would have held the warrant stock as a capital asset and will be long-term capital loss if you held the warrant for more than one year.


  Adjustments Under the Warrants


     Pursuant to the terms of the warrants, the number of shares of warrant stock you may purchase upon exercise of the warrants is subject to adjustment from time to time upon the occurrence of certain events. In certain circumstances, a change in conversion ratio or any transaction having a similar effect may be treated as a distribution if your proportionate interest in the earnings and profits of the issuer is increased by such change or transaction. Thus, under certain future circumstances which may or may not occur, an adjustment pursuant to the terms of the warrants may be treated as a taxable distribution to the extent of our current or accumulated earnings and profits, without regard to whether you receive any cash or other property. If you receive such a taxable distribution, your tax basis in the warrants will be increased by an amount equal to the taxable distribution.


WARRANT STOCK


     Any distributions you receive on the warrant stock will be taxable as ordinary income to the extent of our current and accumulated earnings and profits. If we do not have current or accumulated earnings or profits, the payment will first offset your basis in the warrant stock and any amount that exceeds your basis will be treated as capital gain. Any gain or loss upon the sale or exchange of shares of warrant stock will be capital gain or loss, and will be long-term capital gain or loss if you owned the shares of warrant stock for more than one year.


TAXATION OF NON-UNITED STATES HOLDERS


     This section describes the tax consequences to non-United States holders. If you are a United States holder, this section does not apply to you.

  INTEREST PAYMENTS


     Under present United States federal income tax law, and subject to the discussion of backup withholding below, if you are the beneficial owner of a debenture and we or our paying agents make payments to you of principal, premium, if any, and interest, including OID, you will not be subject to United States federal withholding tax if, in the case of interest or OID:



     (a) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;



     (b) you are not a controlled foreign corporation that is related to us through stock ownership; and


     (c) either:


         (1) you certify to us or our agent, under penalties of perjury, that you are not a United States holder and provide your name and address; or



         (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the debenture certifies to us or our agent under penalties of perjury that it, or a financial institution between it and you, has received such statement from you and furnishes the payor with a copy thereof.


Recently finalized United States Treasury Regulations, which we refer to as the "Final Withholding Regulations," would provide for alternative methods for satisfying the certification requirement. The Final Withholding Regulations also would require, in the case of debentures held by a foreign partnership, that:

     (1) the certification be provided by the partners rather than by the partnership; and

     (2) the partnership provide certain information, including a United States taxpayer identification number.


A look-through rule would apply in the case of tiered partnerships. The Final Regulations are effective for payments made after December 31, 2000.


  DIVIDEND INCOME


     Dividends paid to you will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are "effectively connected" with your conduct of a trade or business within the United States, and they are attributable to your United States permanent establishment, if an applicable income tax treaty so requires as a condition for subjecting you to United States income tax on a net income basis. Such "effectively connected" dividends, generally, are not subject to withholding tax if you satisfy certain certification requirements. Instead, "effectively connected" dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations. In addition, if you are a non-United States corporation, you may, under certain circumstances, be subject to an additional "branch profits tax" on "effectively connected" dividends at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty.



     Under current United States Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payor has knowledge to the contrary, for purposes of the 30% withholding discussed above. Under current interpretations of United States Treasury Regulations, this presumption also applies for purposes of determining whether a lower withholding rate applies under an income tax treaty.



     Under the Final Withholding Regulations, you must satisfy certain certification requirements in order to claim the benefit of a lower treaty rate. See "-- Taxation of Non-United States Holders -- Interest Payments" beginning on page 37.



     If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amount withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.


  SALE OR DISPOSITION


     You will not be subject to United States federal income tax in respect of a sale or disposition of shares of offered preferred stock or shares of warrant stock, or, to the extent of your basis in the shares of offered preferred stock or shares of warrant stock, on distributions paid on the offered preferred stock or warrant stock if we do not have current or accumulated earnings and profits, warrants or debentures unless:



     (1) the gain is effectively connected with your trade or business in the United States, and is attributable to your permanent establishment maintained in the United States, if an applicable income tax treaty so requires as a condition for you to be subject to United States taxation on a net income basis in respect of capital gain;



     (2) if you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions apply; or


     (3) we are or have been a "United States real property holding corporation" for federal income tax purposes.


We have not been, are not and do not anticipate becoming a "United States real property holding corporation" for federal income tax purposes. If you are a corporation, your "effectively connected" gains may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.


ESTATE TAXES


     If you are an individual who at death is not a citizen or resident of the United States, your debenture will not be includible in your gross estate for purposes of the United States federal estate tax as a result of your death if:



     (a) you did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote; and



     (b) the income on the debenture would not have been effectively connected with your United States trade or business at your death.



     If you are a non-United States holder of shares of offered preferred stock, warrants or shares of warrant stock at the time of your death, they will be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  UNITED STATES HOLDERS


     In general, if you are a United States holder, other than certain exempt recipients, such as corporations, information reporting requirements will apply to dividends paid in respect of your shares of offered preferred stock and warrant stock, including the accrual of the redemption premium, to principal and interest paid in respect of your debentures, and to the proceeds received on the sale, exchange or redemption of your shares of offered preferred stock, debentures, warrants or warrant stock, and "backup withholding" at a rate of 31% will apply to the payments if you fail to provide an accurate taxpayer identification number or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns. You should consult your tax advisor concerning the application of information reporting and backup withholding to the preferred stock, debentures, warrants or warrant stock.



     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.


NON-UNITED STATES HOLDERS


     Under current law, if you are a non-United States holder of a debenture, information reporting on Internal Revenue Service Form 1099 and backup withholding will not apply to payments of principal, premium, if any, and interest, including OID, made by us or a paying agent; provided, that you certify to us or our agent, under penalties of perjury, that you are not a United States holder and provide your name and address, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the debenture, certifies to us or our agent, under penalties of perjury, that such statement has been received from you or by a financial institution between it and you and furnishes as the payor with a copy thereof; and provided further that the payor does not have actual knowledge that you are a United States person. We or a paying agent, however, may report, on Internal Revenue Service Form 1042-S, payments of interest, including OID, on the debentures. See above, "Taxation of Non-United States Holders -- Interest Payments" with respect to the rules under the Final Withholding Regulations.



     In general, if you are a non-United States holder, dividends paid to you are not subject to United States information reporting requirements and backup withholding tax if you are either subject to the 30% withholding tax, discussed above, or are not subject to the 30% withholding tax because you are eligible for the benefits of an income tax treaty. However, dividend payments will be reported for purposes of the 30% withholding tax discussed above. If you do not meet any of the requirements listed above to exempt you from backup withholding tax and fail to provide certain information, including a United States taxpayer identification number, or otherwise establish a status as an "exempt recipient," you may be subject to backup withholding of United States federal income tax at a rate of 31% on dividends paid.



     Under current law, dividends paid to an address in a foreign country are generally treated as exempt from backup withholding and information reporting unless the person making the payment has definite knowledge that the recipient is a United States person. However, under the Final Withholding Regulations discussed above, dividend payments generally will be subject to information reporting and backup withholding unless certain certification requirements are met.

     In general, United States information reporting and backup withholding requirements also will not apply to a payment made outside the United States of the proceeds of a sale of shares of offered preferred stock or warrant stock through an office outside the United States of a non-United States broker. However, United States information reporting, but not backup withholding, requirements will apply to a payment made outside the United States of the proceeds of a sale of shares of offered preferred stock or warrant stock through an office outside the United States of a broker:


     (1) that is a United States person;

     (2) that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

     (3) that is a "controlled foreign corporation" as to the United States; or


     (4) with respect to payments made after December 31, 2000, that is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business, unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-United States person or the holder or beneficial owner otherwise establishes an exemption.



Payment of the proceeds of the sale of shares of offered preferred stock and shares of warrant stock to or through a United States office of a broker is currently subject to both United States backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.



     A non-United States holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the United States Internal Revenue Service.


                            SELLING SECURITYHOLDERS


     This section sets forth information with respect to each selling securityholder for whom we are registering securities for offer and sale to the public under the registration statement of which this prospectus is a part. The securities offered hereby are comprised of:



     - 277,629.157 shares of Series D preferred stock, including 14,022.606 additional shares of Series D preferred stock that we expect to issue as dividends on existing shares through May 13, 2000;



     - 132,808.069 shares of Series E preferred stock, including 16,908.793 additional shares of Series E preferred stock that we expect to issue as dividends on existing shares through May 13, 2000;


     - 15,800,000 Series A warrants;

     - 6,730,000 Series B warrants;

     - 15,800,000 shares of common stock issuable upon exercise of the Series A warrants; and

     - 6,730,000 shares of common stock issuable upon exercise of the Series B warrants.

     In addition to the information included in this section, if shares of offered preferred stock, warrants or common stock are offered by a selling securityholder under this prospectus, a prospectus supplement, if required, will include the following information:



     - the amount of shares of offered preferred stock, warrants or shares of common stock to be offered for the selling securityholder's account;



     - the amount of shares of offered preferred stock, warrants or shares of common stock to be owned by the selling securityholder after completion of the offering; and


     - the percentage of the series of offered preferred stock, warrants or common stock, if one percent or more, to be owned by the selling securityholder after completion of the offering.


     Under the investment agreement, the selling securityholders named in this prospectus purchased 245,000 shares of our Series A preferred stock, 105,000 shares of our Series B preferred stock and the warrants for a total sum of $350 million. On February 13, 1999, we entered into a share exchange agreement with the selling securityholders to redistribute the total amount of the dividends payable among the shares of Series A preferred stock and Series B preferred stock. Under the share exchange agreement, the 245,000 shares of Series A preferred stock were exchanged for 260,146.909 shares of Series D preferred stock, and the 105,000 shares of Series B preferred stock were exchanged for 111,820.831 shares of Series E preferred stock. The additional amounts of Series D preferred stock and Series E preferred stock issued in the exchange are attributable to dividends accrued on the offered preferred stock through February 13, 1999. As a result of the exchange, the selling securityholders hold only Series D preferred stock and Series E preferred stock and following the exchange all shares of the Series A preferred stock and Series B preferred stock were cancelled. The terms of the Series D preferred stock are substantially similar to the terms of the Series A preferred stock and the terms of the Series E preferred stock are substantially similar to the terms of the Series B preferred stock, except with respect to applicable dividend rates. The exchange was effected primarily to facilitate the potential sale of shares of offered preferred stock by the selling securityholders.



     As of the date of this prospectus, the selling securityholders held a total of 263,606.551 shares of Series D preferred stock and 115,899.276 shares of Series E preferred stock. Through May 13, 2000, we expect to issue an additional 14,022.606 shares of Series D preferred stock and 16,908.793 shares of Series E preferred stock to satisfy our obligation to pay dividends on the outstanding shares of offered preferred stock.



     Under the investment agreement, we agreed to increase the number of our directors to a minimum of 11 directors and a maximum of 13 directors and to appoint Norman C. Payson, M.D., as our chief executive officer and as a director. We also agreed that TPG Partners II and its affiliates would be entitled to nominate four directors to our board of directors. Dr. Payson was elected chief executive officer and joined the board of directors in May 1998. David Bonderman, Jonathan J. Coslet and James G. Coulter were nominated by TPG Partners II and its affiliates pursuant to the investment agreement and joined the board of directors in May 1998. Kent J. Thiry was also nominated by TPG Partners II and its affiliates pursuant to the investment agreement and joined the board of directors in August 1998.



     Mr. Bonderman is a director and president, Mr. Coulter is a director and vice president, and Mr. Coslet is an executive of TPG Advisors II, Inc. TPG Advisors II, Inc. is the general partner of TPG GenPar II, L.P., which is the general partner of selling securityholders TPG Partners II, L.P., TPG Parallel II, L.P. and TPG Investors II, L.P.

     The investment agreement also contains covenants which restrict our ability to take significant actions without the consent of TPG Partners II and its affiliates, including mergers, consolidations and certain issuances of equity securities. In connection with the investment agreement, we also entered into a registration rights agreement in which we agreed to register the offered preferred stock, the warrants, the common stock issuable upon exercise of the warrants and any debentures issued in respect of the offered preferred stock under the Securities Act for offer and sale by the selling securityholders and certain holders to whom they may transfer those securities. For a summary of certain provisions of the registration rights agreement, see "Registration Rights Agreement" beginning on page 26.



     We have filed with the SEC under the Securities Act a Registration Statement on Form S-3, of which this prospectus forms a part, with respect to the offer and sale of the securities described in this prospectus. We have agreed, among other things, to bear certain expenses in connection with the registration and sale of the securities being offered by the selling securityholders. For more information regarding these expenses see "Plan of Distribution" beginning on page 47.



     The following table provides the name of each selling securityholder and the number of shares of offered preferred stock and warrants held by each selling securityholder as of the date of this prospectus. All these securities have been registered for offer and sale under the registration statement of which this prospectus is a part. As noted in the table, we expect to issue additional shares of offered preferred stock as dividends on existing shares of offered preferred stock through May 13, 2000. Those additional shares have been registered for offer and sale by the selling securityholders under the registration statement of which this prospectus is a part.

                                                           # OF SHARES OFFERED PREFERRED STOCK HELD
                                                           -----------------------------------------
NAME OF BENEFICIAL OWNER                                        SERIES D               SERIES E
------------------------                                   -------------------    ------------------
TPG Partners II, L.P.(1).................................   179,851.36901207       79,074.83089156
TPG Parallel II, L.P.(2).................................    12,273.52103150        5,396.27029441
TPG Investors II, L.P.(3)................................    18,760.35104746        8,248.31968026
Chase Equity Associates, L.P.(4).........................    11,297.42362988        4,967.11183212
Oxford Acquisition Corp.(5)..............................     3,765.80787663        1,655.70394404
DLJ Merchant Banking Partners II, L.P.(6)................    18,977.51980797        8,343.64407533
DLJ Merchant Banking Partners II-A, L.P.(7)..............       755.31346554          332.24459144
DLJ Offshore Partners II, C.V.(8)........................       932.84440829          410.61457812
DLJ Diversified Partners, L.P.(9)........................     1,109.29940595          487.88076218
DLJ Diversified Partners-A, L.P.(10).....................       412.08697621          181.02363122
DLJMB Funding II, Inc.(11)...............................     3,369.86007703        1,481.30312860
DLJ Millennium Partners, L.P.(12)........................       306.64435566          134.66392078
DLJ Millennium Partners-A, L.P.(13)......................        60.25292603           26.49126311
DLJ EAB Partners, L.P.(14)...............................        84.99966350           37.52928940
UK Investment Plan 1997 Partners(15).....................       502.46636526          220.76052587
DLJ ESC II L.P.(16)......................................     4,124.09759745        1,813.54772003
DLJ First ESC, L.P.(17)..................................        36.58213365           16.55703944
DLJ Capital Corporation(18)..............................       100.06289501           44.15210517
Sprout Growth II, L.P.(19)...............................     4,617.95640185        2,030.99683802
The Sprout CEO Fund, L.P.(20)............................        76.39210264           34.21788151
Sprout Capital VIII, L.P.(21)............................     2,066.89055171          907.32576134
Sprout Venture Capital, L.P.(22).........................       124.80963248           54.08632884


---------------


 (1) We expect to issue 9,567.23134338 additional shares of Series D preferred stock and 11,536.39629891 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.



 (2) We expect to issue 652.89252871 additional shares of Series D preferred stock and 787.27342127 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.



 (3) We expect to issue 997.96081364 additional shares of Series D preferred stock and 1,203.36500956 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.



 (4) We expect to issue 600.96882245 additional shares of Series D preferred stock and 724.66257481 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.



 (5) We expect to issue 200.32294082 additional shares of Series D preferred stock and 241.55419160 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.



 (6) We expect to issue 1,009.51315146 additional shares of Series D preferred stock and 1,217.27208955 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.

 (7) We expect to issue 40.17905842 additional shares of Series D preferred stock and 48.47187445 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.



 (8) We expect to issue 49.62285420 additional shares of Series D preferred stock and 59.90543952 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.



 (9) We expect to issue 59.00941485 additional shares of Series D preferred stock and 71.17796846 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.



(10) We expect to issue 21.92105324 additional shares of Series D preferred stock and 26.40992495 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.



(11) We expect to issue 179.26041447 additional shares of Series D preferred stock and 216.11048342 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.



(12) We expect to issue 16.31201089 additional shares of Series D preferred stock and 19.64640758 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.



(13) We expect to issue 3.20516705 additional shares of Series D preferred stock and 3.86486707 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.



(14) We expect to issue 4.52157495 additional shares of Series D preferred stock and 5.47522834 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.



(15) We expect to issue 26.72880382 additional shares of Series D preferred stock and 32.20722555 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.



(16) We expect to issue 219.38223776 additional shares of Series D preferred stock and 264.58235787 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.



(17) We expect to issue 1.94599428 additional shares of Series D preferred stock and 2.41554192 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.



(18) We expect to issue 5.32286671 additional shares of Series D preferred stock and 6.44144511 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.



(19) We expect to issue 245.65316057 additional shares of Series D preferred stock and 296.30647503 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.



(20) We expect to issue 4.06369394 additional shares of Series D preferred stock and 4.99211996 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.



(21) We expect to issue 109.94867695 additional shares of Series D preferred stock and 132.37169700 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.

(22) We expect to issue 6.63927461 additional shares of Series D preferred stock and 7.89077026 additional shares of Series E preferred stock as dividends on the existing shares through May 13, 2000.



                                                                        # OF WARRANTS HELD
                                                              --------------------------------------
NAME OF BENEFICIAL OWNER                                      SERIES A WARRANTS    SERIES B WARRANTS
------------------------                                      -----------------    -----------------
TPG Partners II, L.P. ......................................     10,779,898            4,591,691
TPG Parallel II, L.P. ......................................        735,648              313,349
TPG Investors II, L.P. .....................................      1,124,455              478,961
Chase Equity Associates, L.P. ..............................        677,142              288,428
Oxford Acquisition Corp. ...................................        225,714               96,142
DLJ Merchant Banking Partners II, L.P. .....................      1,137,465              484,503
DLJ Merchant Banking Partners II-A, L.P. ...................         45,299               19,295
DLJ Offshore Partners II, C.V. .............................         55,935               23,825
DLJ Diversified Partners, L.P. .............................         66,501               28,326
DLJ Diversified Partners-A, L.P. ...........................         24,696               10,519
DLJMB Funding II, Inc. .....................................        201,951               86,022
DLJ Millennium Partners, L.P. ..............................         18,392                7,834
DLJ Millennium Partners-A, L.P. ............................          3,587                1,528
DLJ EAB Partners, L.P. .....................................          5,107                2,175
UK Investment Plan 1997 Partners............................         30,095               12,819
DLJ ESC II L.P. ............................................        247,193              105,292
DLJ First ESC, L.P. ........................................          2,189                  932
DLJ Capital Corporation.....................................          5,998                2,555
Sprout Growth II, L.P. .....................................        276,790              117,899
The Sprout CEO Fund, L.P. ..................................          4,579                1,950
Sprout Capital VIII, L.P. ..................................        123,885               52,769
Sprout Venture Capital, L.P. ...............................          7,481                3,186

                              PLAN OF DISTRIBUTION


     The selling securityholders now hold shares of offered preferred stock and the warrants covered by this prospectus. As used in the rest of this section of the prospectus, the term "selling securityholders" includes the selling securityholders named in the table under "Selling Securityholders" in this prospectus and some of their pledgees, donees, transferees or other successors in interest selling securities received from a named selling securityholder after the date of this prospectus. The shares of offered preferred stock, the warrants and the shares of common stock covered by this prospectus are referred to in this section as the "securities." The selling securityholders may offer and sell, from time to time, some or all of the securities under this prospectus. We have registered the securities for offer and sale by the selling securityholders so that the securities will be freely tradeable by them. Registration of the securities does not mean, however, that the securities necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling securityholders of the securities. See "Use of Proceeds" on page 27 for information about the use of proceeds from the original sale of the securities. We will pay all costs, expenses and fees in connection with the registration of the securities, including fees of our counsel and accountants, fees payable to the SEC, listing fees, and the reasonable fees and disbursements of one law firm selected as counsel for the selling securityholders in connection with the registration. The selling securityholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the securities.



     The selling securityholders may sell the securities from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price, at prices subject to change or at negotiated prices, by a variety of methods including the following:


     - on markets where our securities are traded or on an exchange in accordance with the rules of the exchange;

     - in privately negotiated transactions;

     - through broker-dealers, which may act as agents or principals;

     - in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - through one or more underwriters on a firm commitment or best-efforts basis;

     - directly to one or more purchasers;

     - through agents;

     - through option transactions, forward contracts, equity swaps or other derivative transactions relating to the securities;

     - through short sales of the securities;

     - in any combination of the above; or

     - by any other legally available means.

     In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

     - purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

     - ordinary brokerage transactions; or

     - transactions in which the broker-dealer solicits purchasers.

     If we or the selling securityholders enter into a material arrangement with any underwriter, broker, dealer or other agent for the sale of any securities through a secondary distribution or a purchase by a broker or dealer, or if we or the selling securityholders make other material changes in the plan of distribution of the securities, we will file a prospectus supplement, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. If we or the selling securityholders use an underwriter or underwriters in the sale of securities, we and the selling securityholders expect to execute an underwriting agreement with the underwriter or underwriters at the time an agreement for the sale is reached. We will set forth the underwriter or underwriters with respect to an underwritten offering of securities and the other material terms and conditions of the underwriting in a prospectus supplement relating to such offering and, if we or the selling securityholders use an underwriting syndicate, we will set forth the managing underwriter or underwriters on the cover of the prospectus supplement. In connection with the sale of securities, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.



     The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the securities by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. We agreed to indemnify the selling securityholders and each person or entity which participates as or may be deemed to be an underwriter in the offering or sale of the selling securityholders' securities against certain liabilities (and to contribute to payments in respect those liabilities), including liabilities arising under the Securities Act. The selling securityholders may agree to indemnify any agent or broker-dealer that participates in transactions involving offers or sales of the securities against certain liabilities, including liabilities arising under the Securities Act.


                             VALIDITY OF SECURITIES

     The validity of the shares of offered preferred stock, the warrants, and the shares of common stock offered hereby will be passed upon for us by Sullivan & Cromwell, New York, New York.

                                    EXPERTS


     The consolidated financial statements of Oxford Health Plans, Inc. at December 31, 1998, and for the year then ended, included in Oxford Health Plans, Inc.'s annual report on Form 10-K/A No. 2, as amended by our Form 10-K/A No. 3, for the fiscal year ended December 31, 1998, which is incorporated in this prospectus by reference, have been audited by Ernst & Young LLP, independent auditors, and at December 31, 1997, and for each of the years in the two-year period ended December 31, 1997, by KPMG LLP, independent auditors, as set forth in their respective reports thereon included therein and incorporated in this prospectus by reference. These consolidated financial statements are incorporated in this prospectus by reference in reliance upon such reports given on the authority of these firms as experts in accounting and auditing.

     With respect to the unaudited condensed consolidated interim financial information for the three-month period ended March 31, 1999 and the three-month and six-month periods ended June 30, 1999 and 1998 incorporated by reference in this prospectus, Ernst & Young LLP has reported that it has applied limited procedures in accordance with professional standards for a review of such information. Ernst & Young LLP's separate reports, included in Oxford Health Plans, Inc.'s quarterly report on Form 10-Q/A No. 2 for the quarter ended March 31, 1999, and Oxford Health Plans, Inc. quarterly report on Form 10-Q for the quarter ended June 30, 1999 and incorporated in this prospectus by reference, states that it did not audit and it does not express an opinion on that interim financial information. Accordingly, the degree of reliance on its reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act of 1933.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 to register these securities. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about Oxford and the securities offered in this prospectus, you should refer to the registration statement and its exhibits.

     You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

     Our principal executive offices are located at 800 Connecticut Avenue, Norwalk, Connecticut 06854, and our main telephone number is (203) 852-1442.

     The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:


     - Our annual report on Form 10-K/A No. 2 for the fiscal year ended December 31, 1998, filed on August 26, 1999, as amended by our Form 10-K/A No. 3, filed on August 30, 1999 (File No. 0-19442);



     - Our quarterly report on Form 10-Q/A No. 2 for the quarter ended March 31, 1999, filed on August 26, 1999 (File No. 0-19442);

     - Our quarterly report on Form 10 -Q for the quarter ended June 30, 1999, filed on August 16, 1999 (file No. 0-19442); and



     - Our current reports on Form 8-K dated January 8, 1999 (filed on January 8, 1999), January 29, 1999 (filed on January 29, 1999), February 25, 1999 (filed on February 25, 1999 and amended on March 19, 1999), April 29, 1999 (filed on April 29, 1999), May 12, 1999 (filed on May 13,
        1999), June 30, 1999 (filed on July 1, 1999), July 20, 1999 (filed on
        July 22, 1999) and July 29, 1999 (filed on August 2, 1999) (File No. 0-19442); and



     - The description of our common stock contained in the Registration Statement on Form 8-A dated August 1, 1991, filed pursuant to Section 12 of the Exchange Act (File No. 0-19442).


     We also are incorporating into this prospectus all documents subsequently filed by us pursuant to Section 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934.

     We will provide without charge to each person, including any person having a control relationship with that person, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

     Investor Relations
     Oxford Health Plans, Inc.
     800 Connecticut Avenue
     Norwalk, Connecticut 06854
     (203) 852-1442

                           FORWARD-LOOKING STATEMENTS


     Some statements and information contained in this prospectus are not historical facts, but are "forward-looking statements," as such term is defined in the Private Securities Litigation Reform Act of 1995. We wish to caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of risks that we face, including those risks set forth in our annual report on Form 10-K/A No. 2, as amended by our Form 10-K/A No. 3, for the fiscal year ended December 31, 1998, under the heading "Cautionary Statement Regarding Forward-Looking Statements", and any risks set forth in any prospectus supplement. These forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "plans," "may," "will," "would," "could," "should," or "anticipates" or the negative of these words or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties. Such forward-looking statements include, but are not limited to statements concerning:


     - future results of operations or financial position;
     - future ability to make required payments on the preferred stock; and
     - future tax treatment of the offered preferred stock, warrants and debentures.

------------------------------------------------------
------------------------------------------------------


     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING, COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE SELLING SECURITYHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES OF COMMON STOCK, SHARES OF OFFERED PREFERRED STOCK, AND/OR WARRANTS IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN OUR AFFAIRS SINCE THE DATE
HEREOF.


                           -------------------------

                               TABLE OF CONTENTS


                                      PAGE
                                      ----
Summary.............................    1
Ratio of Earnings to Combined Fixed
  Charges and Preference
  Dividends.........................    8
Business............................    9
Description of the Offered Preferred
  Stock.............................    9
Description of the Warrants.........   23
Registration Rights Agreement.......   26
Use of Proceeds.....................   27
Material United States Federal
  Income Tax Consequences...........   28
Selling Securityholders.............   41
Plan of Distribution................   47
Validity of Securities..............   48
Experts.............................   48
Where You Can Find More
  Information.......................   49
Forward-Looking Statements..........   50


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                           [OXFORD HEALTH PLANS LOGO]

                              22,530,000 shares of
                                  Common Stock


                         277,629.157 shares of Series D

                           Cumulative Preferred Stock


           132,808.069 shares of Series E Cumulative Preferred Stock


                          15,800,000 Series A Warrants

                          6,730,000 Series B Warrants
                                 -------------
                                   Prospectus
                                 -------------

                              September --  , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the issuance and distribution of the securities being registered are:

Registration Fee..........................................  $189,985.01
Fees and Expenses of Accountants..........................           --
Fees and Expenses of Counsel..............................           --
Blue Sky Fees and Expenses................................           --
Printing and Engraving Expenses...........................           --
Rating Agency Fees........................................           --
Agent's Fees..............................................           --
Miscellaneous.............................................           --
                                                            -----------
          Total...........................................  $        --
                                                            ===========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of Oxford in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he is or was a director, officer or employee of Oxford. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

     Article Eighth of the Second Amended and Restated Certificate of Incorporation, as amended, of Oxford provides that Oxford shall indemnify its officers and directors to the fullest extent permitted by law. Article Ninth of the Second Amended and Restated Certification of Incorporation, as amended, of Oxford provides that to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of Oxford shall not be liable to Oxford or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Section 6.4 of the Amended and Restated By-laws of Oxford states:

     Section 6.4. INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, including any action instituted by or on behalf of the Corporation, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Corporation or serves or served at the request of the Corporation any other enterprise as a director or officer. Expenses incurred by any such person in defending any such actions, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of such person to repay such expense if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. To the extent permitted by Delaware law, the Board may cause the Corporation to indemnify and reimburse other employees of the Corporation as it deems appropriate. For purposes of this by-law, the term "Corporation" shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term "other enterprise" shall include any corporation, partnership, joint venture, trust or employee benefit plan; service "at the request of the Corporation" shall include service as a director or officer of the Corporation, which imposes duties on, or involves services by, such director or officer with respect to any other enterprise or any employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan, shall be deemed to be indemnifiable expenses; and action by a person with respect to any employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

     Section 145 of the Delaware General Corporation Law permits the indemnification provided for by the above by-law provision. The statute further permits Oxford to insure itself for such indemnification.

     Oxford maintains insurance coverage for its directors and officers with respect to certain liabilities incurred in their capacities as such and for Oxford with respect to any payments which it becomes obligated to make to such persons under the foregoing by-law and statutory provisions.

ITEM 16.  EXHIBITS


EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
2        Investment Agreement, dated February 23, 1998, between
         Oxford Health Plans, Inc. and TPG Oxford LLC, incorporated by reference to Exhibit 10(r) of Oxford's Annual Report on
         Form 10-K/A for the period ended December 31, 1998 (File No.
         0-19442)
4.1      Second Amended and Restated Certificate of Incorporation, as
         amended, of Oxford Health Plans, Inc., incorporated by
         reference to Exhibit 3(a) of Oxford's Annual Report on Form
         10-K/A for the period ended December 31, 1998 (File No.
         0-19442)
4.1(a)   Certificate of Designations for the Series D Preferred Stock
         of Oxford Health Plans, Inc., incorporated by reference to
         Exhibit 3(a) of Oxford's Annual Report on Form 10-K/A for
         the period ended December 31, 1998 (File No. 0-19442)
4.1(b)   Certificate of Designations for the Series E Preferred Stock
         of Oxford Health Plans, Inc., incorporated by reference to
         Exhibit 3(a) of Oxford's Annual Report on Form 10-K/A for
         the period ended December 31, 1998 (File No. 0-19442)
4.2      Form of Series A Warrant Certificate, incorporated by
         reference to Exhibit 10(r) of Oxford's Annual Report on Form
         10-K/A for the period ended December 31, 1998 (File No.
         0-19442)
4.3      Form of Series B Warrant Certificate, incorporated by
         reference to Exhibit 10(r) of Oxford's Annual Report on Form
         10-K/A for the period ended December 31, 1998 (File No.
         0-19442)
4.4      Amended and Restated By-laws of Oxford Health Plans, Inc., incorporated by reference to Exhibit 3(b) of Oxford's Annual
         Report on Form 10-K/A for the period ended December 31, 1998
         (File No. 0-19442)
4.5      Form of Warrant Agreement*
5        Opinion of Sullivan & Cromwell as to Legality*
8        Opinion of Sullivan & Cromwell as to Tax Matters*
10       Registration Rights Agreement, dated February 23, 1998,
         between Oxford Health Plans, Inc. and TPG Oxford LLC,
         incorporated by reference to Exhibit 10(s) of Oxford's
         Annual Report on Form 10-K/A for the period ended December
         31, 1998 (File No. 0-19442)
12       Computation of Ratio of Earnings to Combined Fixed Charges
         and Preference Dividends*
15       Letter of Ernst & Young LLP Re Unaudited Condensed
         Consolidated Interim Financial Information*
23.1     Consent of Ernst & Young LLP*
23.2     Consent of KPMG LLP*
23.3     Consent of Sullivan & Cromwell (included in their opinion
         filed as Exhibit 5)


-------------------------


* Filed herewith

ITEM 17.  UNDERTAKINGS

     1.  The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     4.  The undersigned registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on September 24, 1999.


                                          Oxford Health Plans, Inc.

                                          By: /s/ NORMAN C. PAYSON, M.D.

                                             -----------------------------------
                                              Norman C. Payson, M.D.
                                              Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                                 TITLE                 DATE
---------                                                 -----                 ----

           /s/ NORMAN C. PAYSON, M.D.             Principal Executive    September 24, 1999
------------------------------------------------    Officer, and
             Norman C. Payson, M.D.                 Director

               /s/ YON Y. JORDEN                  Principal Financial    September 24, 1999
------------------------------------------------    Officer
                 Yon Y. Jorden

              /s/ KURT B. THOMPSON                Principal Accounting   September 24, 1999
------------------------------------------------    Officer
                Kurt B. Thompson

               /s/ FRED F. NAZEM                  Chairman of the Board  September 24, 1999
------------------------------------------------
                 Fred F. Nazem

              /s/ DAVID BONDERMAN                 Director               September 24, 1999
------------------------------------------------
                David Bonderman

                                                  Director
------------------------------------------------
Jonathan J. Coslet

              /s/ JAMES G. COULTER                Director               September 24, 1999
------------------------------------------------
                James G. Coulter

          /s/ ROBERT B. MILLIGAN, JR.             Director               September 24, 1999
------------------------------------------------
            Robert B. Milligan, Jr.

        /s/ MARCIA J. RADOSEVICH, PH.D.           Director               September 24, 1999
------------------------------------------------
          Marcia J. Radosevich, Ph.D.

        /s/ BENJAMIN H. SAFIRSTEIN, M.D.          Director               September 24, 1999
------------------------------------------------
          Benjamin H. Safirstein, M.D.

              /s/ THOMAS A. SCULLY                Director               September 24, 1999
------------------------------------------------
                Thomas A. Scully

               /s/ KENT J. THIRY                  Director               September 24, 1999
------------------------------------------------
                 Kent J. Thiry

             /s/ STEPHEN F. WIGGINS               Director               September 24, 1999
------------------------------------------------
               Stephen F. Wiggins

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
2          Investment Agreement, dated February 23, 1998, between
             Oxford Health Plans, Inc. and TPG Oxford LLC, incorporated by reference to Exhibit 10(r) of Oxford's Annual Report on
             Form 10-K/A for the period ended December 31, 1998 (File
             No. 0-19442)
4.1        Second Amended and Restated Certificate of Incorporation, as
             amended, of Oxford Health Plans, Inc., incorporated by
             reference to Exhibit 3(a) of Oxford's Annual Report on
             Form 10-K/A for the period ended December 31, 1998 (File
             No. 0-19442)
4.1(a)     Certificate of Designations for the Series D Preferred Stock
             of Oxford Health Plans, Inc., incorporated by reference to
             Exhibit 3(a) of Oxford's Annual Report on Form 10-K/A for
             the period ended December 31, 1998 (File No. 0-19442)
4.1(b)     Certificate of Designations for the Series E Preferred Stock
             of Oxford Health Plans, Inc., incorporated by reference to
             Exhibit 3(a) of Oxford's Annual Report on Form 10-K/A for
             the period ended December 31, 1998 (File No. 0-19442)
4.2        Form of Series A Warrant Certificate, incorporated by
             reference to Exhibit 10(r) of Oxford's Annual Report on
             Form 10-K/A for the period ended December 31, 1998 (File
             No. 0-19442)
4.3        Form of Series B Warrant Certificate, incorporated by
             reference to Exhibit 10(r) of Oxford's Annual Report on
             Form 10-K/A for the period ended December 31, 1998 (File
             No. 0-19442)
4.4        Amended and Restated By-laws of Oxford Health Plans, Inc., incorporated by reference to Exhibit 3(b) of Oxford's
             Annual Report on Form 10-K/A for the period ended December
             31, 1998 (File No. 0-19442)
4.5        Form of Warrant Agreement*
5          Opinion of Sullivan & Cromwell as to Legality*
8          Opinion of Sullivan & Cromwell as to Tax Matters*
10         Registration Rights Agreement, dated February 23, 1998,
             between Oxford Health Plans, Inc. and TPG Oxford LLC,
             incorporated by reference to Exhibit 10(s) of Oxford's
             Annual Report on Form 10-K/A for the period ended December
             31, 1998 (File No. 0-19442)
12         Computation of Ratio of Earnings to Combined Fixed Charges
             and Preference Dividends*
15         Letter of Ernst & Young LLP Re Unaudited Condensed
             Consolidated Interim Financial Information*
23.1       Consent of Ernst & Young LLP*
23.2       Consent of KPMG LLP*
23.3       Consent of Sullivan & Cromwell (included in their opinion
             filed as exhibit 5)


-------------------------


* Filed herewith